Exhibit 10.48
EXECUTION COPY

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amended and Restated PDT Product
Development, Manufacturing and Distribution Agreement
Novartis Pharma AG,
and
QLT Inc.

Amended and Restated PDT Product
Development, Manufacturing and Distribution Agreement
Table of Contents

Page:

Section 1 Interpretation	2
1.1 Definitions	2

Section 2 Transition	12
2.1 General; Transition Plan	12
2.2 Novartis Obligations	14

Section 3 Product Development	14
3.1 Development Commitment	14
3.2 JCC Appointments	14
3.3 Preparation of (Initial and Annual) Global Development Plans and Development Program Budgets	14
3.4 Development Programs and Budgets	15
3.5 Feasibility Studies	15
3.6 Cooperation	15
3.7 Interim Development Measures	16
3.8 Development After the Transition Effective Date	16

Section 4 PDT Devices	17
4.1 PDT Device Development	17
4.2 Coordination of Marketing and Educational Programs	17
4.3 PDT Devices	17

Section 5 Joint Coordinating Committee	18
5.1 Creation of JCC	18
5.2 Powers of the JCC	18
5.3 Decisions of the JCC	19
5.4 Authorities and Rules of Procedure	19
5.5 Delegation by the JCC	19
5.6 Chair of the JCC	20
5.7 Changes in the Role of the JCC After the Transition Effective Date; Primary Contacts	20

Section 6 Project Team	20
6.1 Creation of Project Teams	20
6.2 Proceedings of Project Teams	20
6.3 Team Leader	20
6.4 Program Coordinator	21
6.5 Functions of Project Team	21
6.6 Prohibited Actions	21
6.7 Reporting Relationship	22
6.8 Changes in Role of Project Teams After the Transition Effective Date	22

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

Page:

Section 7 Personnel	22
7.1 Allocation of Personnel	22

Section 8 License Grants	22
8.1 Licenses to QLT	22
8.2 Licenses to Novartis	24
8.3 No Implied Rights	24

Section 9 Manufacturing	25
9.1 Responsibility for Product Manufacturing	25
9.2 Subcontractors	25
9.3 Production Efforts	25
9.4 Manufacture of Products	25
9.5 Management of Samples	26
9.6 Manufacture of Visudyne Product After the Transition Effective Date	26

Section 10 Marketing and Distribution	27
10.1 Distribution by Novartis	27
10.2 Market Studies	27
10.3 Product Pricing	28
10.4 Marketing	28
10.5 Product Labelling and Literature	28
10.6 Sales Reports	28
10.7 [*] Obligations	28
10.8 Option to Distribute	28
10.9 Return of Rights	29
10.10 Co-Promotion	29
10.11 Marketing and Distribution After the Transition Effective Date	29

Section 11 Regulatory Approvals	32
11.1 Regulatory Approvals	32
11.2 Regulatory Responsibility	32
11.3 Responsibility for Books and Records	32
11.4 Notice of Findings	33
11.5 Recall	33
11.6 Regulatory Approvals for Visudyne Product After the Transition Effective Date	33

Section 12 Trademarks	34
12.1 Novartis to Select Trademarks	34
12.2 Control of Trademarks	34
12.3 Review of Trademarks	35
12.4 Trademarks for Product After the Transition Effective Date	35

Section 13 Mandatory Right of First Refusal on Additional Photosensitizers	36
13.1 RFR Notice	36
13.2 Terms of RFR Notice	36

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Page:

13.3 Proof of Principle Required	36
13.4 Acceptance Notice	37
13.5 Agreement with Third Parties	37
13.6 Mandatory Right of First Refusal on Additional Photosensitizers After the Transition Effective Date	37

Section 14 Right of First Option to Commercialize Verteporfin in Certain PDT Dermatology Fields	37
14.1 Option Field	37
14.2 Option Notice	37
14.3 Right of First Option to Commercialize Verteporfin in Certain PDT Dermatology Fields After the Transition Effective Date	38

Section 15 Sharing of Development Expenses	39
15.1 Parties to Fund their Share of the Cost of Development Programs	39
15.2 Funding Formula for Development Expenses	39
15.3 How Funding Obligations Met	39
15.4 Limitation on Funding	39
15.5 Inability to Meet Funding Obligations	40
15.6 Development Expenses after the Transition Effective Date	40

Section 16 Payment under the Funding Formula	40
16.1 Payments under the Funding Formula	40

Section 17 Settlement Payments	40
17.1 Payment of Settlement Payments	40
17.2 Creation of Reconciliation Statements	41
17.3 How Reconciliations Calculated	41
17.4 Who Makes and Receives Settlement Payments	41
17.5 Timing and Procedure of Settlement Payments	41
17.6 Determination of Reconciliation Thresholds	41

Section 18 Proceeds from Net Sales	42
18.1 Receipt and Distribution of Net Sales of Visudyne Products Prior to Transition Effective Date	42
18.2 Deductions from Net Sales	42
18.3 Distribution of Remainder	42
18.4 Timing of Distributions	42
18.5 Currency and Method of Payments	43
18.6 Conversion of Currency	43
18.7 Credit to Novartis for Deficiencies	43
18.8 Proceeds From Net Sales After the Transition Effective Date	43

Section 19 Calculation of Net Proceeds	43
19.1 Proceeds Sharing	43
19.2 Modification to Division of Proceeds	44
19.3 Determination of Division of Proceeds	44

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Page:

19.4 Disputes as to Proceeds	44
19.5 Calculation of Net Proceeds During the Pre-Transition Period and After the Transition Effective Date	44

Section 20 Royalty Payments after Transition Effective Date for Visudyne Products	45
20.1 Royalties	45
20.2 Royalty Reports and Royalty Payment	45
20.3 Third Party Royalties after Transition Effective Date for Visudyne Products	46
20.4 Financial Audit Rights, Reconciliation Payments; Confidentiality	47

Section 21 Relationship of the Parties and Accounting	47
21.1 Alliance Relationship	47
21.2 Authorized Expenditures	47
21.3 Accounting	48
21.4 Financial Reports	48
21.5 Books of Account and Records	48
21.6 The Parties Relationship and Accounting After the Transition Effective Date	48

Section 22 Representations and Warranties	49
22.1 Representations of Each Party	49
22.2 Title to Products	49
22.3 Representations and Warranties of Novartis	49
22.4 Representations and Warranties of QLT	49

Section 23 Limitations On Liability And Indemnity	50
23.1 SPECIFIC EXCLUSION OF OTHER WARRANTIES	50
23.2 LIMITED DAMAGES	50
23.3 MONETARY LIMIT	50
23.4 INDEMNITY ONLY REMEDY FOR INFRINGEMENT	50
23.5 Novartis Indemnity	51
23.6 QLT Indemnity	51
23.7 Limitation of Liability and Indemnity After the Transition Effective Date	51
23.8 Limitation on Indemnities	52

Section 24 Proprietary Information	53
24.1 Obligation of Confidentiality	53
24.2 Identification of Proprietary Information	53
24.3 Property in Proprietary Information	53
24.4 Acknowledgement of Confidentiality	53
24.5 Duration of Obligation	54
24.6 Exclusions from Proprietary Information	54
24.7 Disclosure to Consultants	54
24.8 Disclosure to Employees	55

Section 25 Proprietary Rights	55

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Page:

25.1 Patent Listing	55
25.2 Update of Listing	55
25.3 Further Information Regarding Patents	55
25.4 Ownership of Proprietary Rights	55
25.5 Ownership of Work Product in General	55
25.6 Registrations	56
25.7 Prosecution of Patents	57
25.8 Notice Requirement	57
25.9 Mandatory License	57
25.10 Patent Prosecution After the Transition Effective Date	57

Section 26 Release — Potential Disputes	58
26.1 Mutual Release	58
26.2 MEEI Litigation	58
26.3 MGH Litigation	59

Section 27 Term and Termination	60
27.1 Term	60
27.2 Expiration of Term	60
27.3 Early Termination	61
27.4 General Effect of Early Termination	61
27.5 Effect of Termination Due to An Event of Default	62
27.6 Effect of Termination for Convenience	63
27.7 Rights to Visudyne Product in the Other’s Territory After Certain Terminations	63

Section 28 Rights in Bankruptcy	63

Section 29 General	64
29.1 Amendment	64
29.2 Arbitration	64
29.3 Assignment	65
29.4 Counterparts; Facsimile	66
29.5 Drafting	66
29.6 Entire Agreement	66
29.7 Enurement	67
29.8 Force Majeure	67
29.9 Headings	67
29.10 Law; Courts	67
29.11 Non-Competition	68
29.12 Notice	68
29.13 Publicity	69
29.14 Publications	69
29.15 Severability	69
29.16 Sharing of Information	70
29.17 Survival	70
29.18 Waiver	70

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

v

Table 1: List of Schedules

Section:		Page:

1.1.29:	Joint Patents	73
1.1.42:	Novartis [*] Patents	74
1.1.44:	Novartis Patents	75
1.1.64:	QLT Patents	76
1.1.81:	Visudyne Trademark	77
5.4:	JCC Authorities and Rules of Procedure	78
10.1:	Novartis Distributorship Countries	81
11.1.1:	Novartis Basic International Registration Documentation	84
28.11:	Novartis Affiliates	85

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amended and Restated PDT Product
Development, Manufacturing and Distribution Agreement
This Amended and Restated PDT Product Development, Manufacturing and Distribution Agreement (the “Agreement”) is made effective as of October 16, 2009 (the “Restatement Date”), by and between Novartis Pharma AG, a Swiss corporation having a principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”) and QLT Inc., a British Columbia company having a principal place of business at 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, V5T 4T5 (“QLT”).
WHEREAS, Novartis Ophthalmics AG (formerly Ciba Vision AG) and Novartis Pharma AG merged effective July 1, 2003 to become Novartis Pharma AG;
WHEREAS, Novartis and QLT, Inc., formerly known as Quadra Logic Technologies Inc., entered into a PDT Product Development, Manufacturing and Distribution Agreement made effective July 1, 1994 (the “Co-Development Agreement”), under which Novartis and QLT agreed to cooperate in the development, manufacturing and distribution of photosensitizers in photodynamic therapy for the treatment, diagnosis and prevention of ophthalmologic conditions;
WHEREAS, Novartis and QLT entered into an Amending Agreement made effective July 23, 2001 (the “First Amendment”) under which QLT and Novartis agreed to co-develop Verteporfin (as defined herein) for use in photodynamic therapy in connection with the treatment, diagnosis or prevention of dermatological tumours, and other pathological conditions of the skin in which the primary cause is attributable to vascular abnormalities but excluding psoriasis, and excluding the use of Verteporfin in PDV (as defined herein), on the terms and conditions set out therein;
WHEREAS, QLT and Novartis entered into an Amending Agreement made effective July 22, 2003 (the “Second Amendment”) to terminate the First Amendment and return to QLT all rights granted thereunder;
WHEREAS, pursuant to the Second Amendment QLT granted to Novartis a right of first option to negotiate to participate in the commercialization of Verteporfin in PDT in dermatological conditions other than dermatological tumors;
WHEREAS, neither party has at any time given notice of first refusal in respect of any Additional Photosensitizers in accordance with Section 13.1 of the Agreement and the scope of collaboration as at the Restatement Date is limited to the Visudyne Product; and
WHEREAS, QLT and Novartis have, as of the Restatement Date, agreed to modify certain terms of the Agreement, and to license to QLT all rights to continue to develop, and commercialize Verteporfin in the United States.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

Section 1 Interpretation
1.1	Definitions
For the purposes of this Agreement, the following words shall have the following meanings:
1.1.1 “Acceptable Levels of Efficacy or Safety” means, in respect of any Product, the minimum requirements in a clinical study for the efficacy or safety performance of the Product as set out in the clinical protocol for such study, or, to the extent not specified therein, as may be determined by the JCC prior to the commencement of the clinical study;
1.1.2 “Acceptance Notice” has the meaning set out in Section 13.4;
1.1.3 “Additional Photosensitizer” means any Photosensitizer in the Field other than BPD or ZnPc developed by, licensed to, acquired by or otherwise commercially accessible to either party as at the Effective Date or during the term of this Agreement until the Restatement Date and in respect of which the other shall have exercised its right of first refusal in accordance with Section 13;
1.1.4 “Affiliate” means, with respect to each party, any legal entity that directly or indirectly controls, is controlled by, or is under common control with, such party, but only for so long as such control shall continue. One entity shall be deemed to control another entity if such entity has the power to direct or cause the direction of the management or policies of the other entity;
1.1.5 “Alliance” means the association formed by QLT and Novartis for the purposes set out in this Agreement with respect to Products prior to the Transition Effective Date;
1.1.6 “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a supranational, national, or regional, state, provincial or other local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory authority, or other government entity, including without limitation good clinical practices (“GCP”), good laboratory practices (“GLP”), and current good manufacturing practices (“GMP”), and which are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the parties of their respective obligations under this Agreement;
1.1.7 “Approved Product” means in respect of any given country any Product for which Marketing Approval in respect of a specific ophthalmologic indication has been obtained in such country;
1.1.8 “Assets” means all the real or personal property, assets and rights used in connection with or by the Alliance from time to time and beneficially owned equally by the parties, including capital assets;
1.1.9 “BIRD” has the meaning set out in Section 11.1.1;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.10 “BPD” means any pharmaceutical product which contains Benzoporphyrin derivative as an active ingredient for use in PDT and, for greater certainty, includes Verteporfin;
1.1.11 “Business Day” means a day that is not a Saturday or Sunday or a national holiday in either Canada or Switzerland;
1.1.12 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that (a) the first Calendar Quarter of the term of this Agreement after the Restatement Date will extend from the Restatement Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter will end upon the expiration or termination of this Agreement;
1.1.13 “Cease to Commercialize” or “Cessation of Commercialization” means, as to a party in a given country within its territory under this Agreement, that such party has not sold any Product in such country for a period [*], except if (i) the parties agree otherwise or (ii) [*] or (iii) such lack of sales is attributable to an event of force majeure (or in the case of Novartis, the failure by QLT to supply Product);
1.1.14 “[*]” has the meaning set out in [*];
1.1.15 “Control”, “Controls” or “Controlled” means the legal authority or right of a party to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or misappropriating the proprietary or trade secret information of a Third Party;
1.1.16 “Denali Study” has the meaning set out in Section 3.8.2;
1.1.17 “Development” means with respect to any Product prior to the Transition Effective Date all work carried out in accordance with a Development Program, including non-clinical and clinical studies, required to obtain health regulatory approvals in all countries in the Territory determined to be necessary or desirable by the JCC and all subsequent work prior to the Transition Effective Date required to maintain or defend such approval, and premarketing activities conducted prior to such approval;
1.1.18 “Development Expenses” means those costs and expenses, comprised of Labour and Third Party Costs, incurred subsequent to the Effective Date and prior to the Transition Effective Date in accordance with Section 15 that have been approved by the JCC from time to time, and, unless otherwise determined by the JCC, shall include the following:
1. costs of Labour employed on Development Programs including regulatory work and preparation of submissions;
2. cost of manufacture of supplies of drugs for non-clinical and clinical studies;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. costs of acquiring devices for clinical and non-clinical use with Products in Development Programs;
4. costs of conducting feasibility studies to determine the appropriateness of commencing a Development Program for a specific indication;
5. costs incurred by either party or the Alliance in acquiring such improvements, facilities, equipment, materials or supplies as may be necessary for the establishment and conduct of Development;
6. costs of market research for the selection of indications and other premarketing activities for Products;
7. costs of developing and evaluating alternative formulations for Products;
8. costs of preparing the Global Development Plan and any Development Programs; and
9. any costs or expenses as incurred and which are incidental to Development which are designated as Development Expenses by the JCC;
but does not include:
10. costs of participation by QLT and Novartis in the JCC, or compensation for personnel, travel costs and other out-of-pocket costs in respect of the JCC and its operation;
11. depreciation on any Assets; and
12. the proportionate costs incurred by a party with respect to its Photosensitizers for use outside the Field;
1.1.19 “Development Program” means a program developed by a Project Team and approved by the JCC for the Development of a Product through to commercialization and, where the JCC deems appropriate, in respect of specific ophthalmologic indications within the Field and shall include a budget, tasks and timelines. A Development Program can include Development of an Approved Product prior to the Transition Effective Date in a country for any indication other than indications, if any, for which Marketing Approval has been obtained in such country;
1.1.20 “Drug Owner” means, in respect of BPD, QLT, in respect of ZnPc, Novartis, in respect of any Additional Photosensitizer, the party giving notice of a right of first refusal in accordance with Section 13.1;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.21 “Effective Date” means the effective date of the Co-Development Agreement, which is July 1, 1994;
1.1.22 “Expiration Date” has the meaning set out in Section 27.2;
1.1.23 “Event of Default” has the meaning set out in Section 27.3.2;
1.1.24 “Field” means any usage of PDT for the treatment, diagnosis or prevention of ophthalmologic conditions, including but not limited to, age-related macular degeneration (“AMD”), diabetic retinopathy, corneal neovascularization, ocular tumours and epithelial overgrowth following cataract surgery (secondary cataracts);
1.1.25 “Funding Formula” has the meaning set out in Section 15.2;
1.1.26 “Global Development Plan” means the plan approved by the JCC for all Development, which shall include each Development Program approved by the JCC and estimates of all Development Expenses of all such activities of the parties through to commercialization contemplated by this Agreement and shall include all appropriate measures to protect against potential cross-sales identified by the JCC as a condition of such Development prior to the Restatement Date;
1.1.27 “Initial Global Development Plan” means the Global Development Plan to be approved by the JCC on or before December 31, 1995 as provided in Section 3.3;
1.1.28 “JCC” or “Joint Coordinating Committee” means the committee consisting of three senior personnel from each of QLT and Novartis established pursuant to Section 5;
1.1.29 “Joint Patents” means all Patents having claims reading on Products or portions thereof, or methods of manufacture or use thereof, and claiming an invention conceived jointly by employees, agents or licensors of both QLT and Novartis during the term of this Agreement applicable to both BPD and ZnPc, including any continuations, continuations in part, divisions, reissues and reexaminations thereof (including without limitation those listed on Schedule 1.1.29);
1.1.30 “Know-How” means (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) tests, assays, techniques, regulatory requirements and strategies, data (including non-clinical and clinical data), methods, procedures, formulas or processes, (d) technical and non-technical data and other information relating to any of the foregoing, (e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials, and (f) business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research;
1.1.31 “Labour” means salaries, benefits and other reasonable costs and expenses of personnel of either party charged on the basis of a standard fixed amount per person month for

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all personnel, with such rate to be as established by the JCC, and labour which is designated as Labour by the JCC;
1.1.32 “Marketing Approval” means in respect of any given country the receipt of all final regulatory or pricing approvals that are reasonably required to commercially market and sell a Product in respect of a specific ophthalmologic indication in such country;
1.1.33 “Manufacturing Expenses” means those costs and expenses that have been approved by the JCC from time to time in connection with the manufacture of Products prior to the Transition Effective Date and, unless otherwise determined by the JCC, shall include the following:
1. direct out-of-pocket costs, including applicable non-refundable duties and taxes, for raw materials, packaging and other supplies consumed or used in the manufacturing process;
2. salaries and benefits of personnel employed directly for the manufacture of a Product, including quality assurance procedures;
3. a reasonable allocation for overhead computed as a mutually agreed to percentage of the sum of the amounts computed pursuant to Sections 1.1.33.1 and 1.1.33.2; and
4. interest computed on inventory at a nominal interest rate to be mutually agreed upon;
but shall not include the following:
5. any other corporate allocations or other charges not directly related to the manufacture of a Product; and
6. amortization charges for any development expenditures;
1.1.34 “Marketing and Distribution Expenses” means those costs and expenses that have been approved by the JCC from time to time in connection with the marketing and distribution of Products prior to the Transition Effective Date and, unless otherwise determined by the JCC, shall include the following:
1. product-specific marketing expenses incurred for physician training, direct advertising, films, samples, exhibits, clinical conference aids, peer promotion activities, marketing research and other direct out-of-pocket costs normally included as marketing expenses by Novartis’ standard accounting procedures;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. direct costs, including salaries, employment and transportation benefits for Novartis’ field sales force properly allocated to the sale of Products in accordance with Novartis’ standard accounting procedures;
3. a reasonable allocation of overhead costs computed as a mutually agreed to percentage of such costs;
4. direct out-of-pocket costs for distribution, transport, and storage of Product;
5. costs incurred for any post-market surveillance studies approved by the JCC for any Product;
6. inventory spoilage, receivable write-offs and reasonable allowances for bad debts;
7. interest computed on inventory and receivables at a nominal interest rate to be mutually agreed upon; and
8. any other costs or expenses incurred which are incidental to the marketing or distribution of any Product which are designated as Marketing and Distribution Expenses by the JCC;
but shall not include the following:
9. costs relating to the registration or maintenance of any trademarks used with any Product;
10. any other corporate allocations or other charges not directly related to the marketing and distribution of a Product; and
11. amortization charges for any deferred expenditures;
1.1.35 “MEEI” has the meaning set out in Section 26.2.1;
1.1.36 “MGH” means General Hospital Corporation, doing business as Massachusetts General Hospital;
1.1.37 “MGH Agreement” means the License Agreement entered into by and between QLT and MGH, effective as of December 8, 1998;
1.1.38 “MSA” has the meaning set out in Section 9.6.2;
1.1.39 “Net Proceeds” has the meaning set out in Section 19.1;
1.1.40 “Net Sales” in any Calendar Quarter means (A) in respect of sales of Products prior to the Transition Effective Date all revenue from the sale or exploitation in any manner of

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Products in such quarter by Novartis or its Affiliates or sublicensees to Third Parties, to the extent actually taken, granted, or incurred by Novartis in accordance with IAS18 criteria, less:
1. trade and/or quantity discounts actually allowed;
2. sales, value added or other excise taxes paid on the sale of the Products that are non-refundable;
3. amounts repaid or credited by reason of purchase chargebacks, rebates, rejections or returns;
4. charges for freight, handling and transportation separately billed; and
(B), solely, in respect of sales of Visudyne Product upon and after the Transition Effective Date, shall mean the net sales on behalf of Novartis and any of its Affiliates or sublicensees for the Visudyne Product sold to Third Parties other than sublicensees in bona fide, arms-length transactions, as determined [*] in accordance with IFRS (International Financial Reporting Standards) as consistently applied at Novartis, including [*] and any amounts credited for uncollectible amounts on previously sold products.
1. In the case of any sale or other disposal of a Visudyne Product between or among Novartis and its Affiliates or sublicensees, for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;
2. In the case if any sale which is not invoiced or is delivered before the invoice, Net Sales shall be calculated at the time all the revenue recognition conditions under IFRS are met;
3. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Visudyne Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) or the Visudyne Product in the country of sale or disposal; and
4. In the event the Visudyne Product is sold [*], the Net Sales of the Visudyne Product, for the purposes of determining royalty payments, shall be [*].
5. For the avoidance of doubt, sales between Novartis, its Affiliates, sublicensees and designees shall not be considered Net Sales (unless such entity is the end user of the Visudyne Product), which shall be calculated on Net Sales of Novartis, its Affiliates, sublicensees and designees to independent third party customers.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.41 “Novartis Affiliates” has the meaning set out in Section 28.11;
1.1.42 “Novartis [*] Patents” means [*], and any Patents which claim priority thereto (including without limitation those listed on Schedule 1.1.42);
1.1.43 “Novartis Know-How” means Know-How owned or Controlled by Novartis or any of its Affiliates as of the Restatement Date relating to the Product and thereafter during the term of this Agreement relating to the Visudyne Product that is necessary or useful for the research, development, manufacture or use or sale of the Visudyne Product in the QLT Territory. Novartis Know-How shall exclude Novartis Patents;
1.1.44 “Novartis Patents” means the Patents listed in Schedule 1.1.44, and any other Patents owned or Controlled by Novartis or any of its Affiliates as of the Restatement Date or thereafter during the Term of this Agreement having claims covering the Visudyne Product, its use, composition, formulation, preparation or manufacture or having claims that are reasonably necessary or useful for the research, development, manufacture, use or commercialization of the Visudyne Product, wherein Novartis Patents shall in all cases exclude the Novartis [*] Patents;
1.1.45 “Novartis Releasees” has the meaning set out in Section 26.2.1;
1.1.46 “Novartis Technology” means the Novartis Know-How and the Novartis Patents;
1.1.47 “Novartis Territory” means (i) before the Transition Effective Date, the world and (ii) after the Transition Effective Date, the world, excluding the QLT Territory;
1.1.48 “Option Field” has the meaning set out in Section 14.1;
1.1.49 “Option Notice” has the meaning set out in Section 14.2.1;
1.1.50 “Optional Research and Development” has the meaning set out in Section 15.5;
1.1.51 “Patents” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) an application for letters patent, including without limitation a reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application or any equivalent thereof that is pending at any time during the term of this Agreement before a government patent agency, and (c) all foreign or international equivalents of any of the foregoing in any country;
1.1.52 “PDV” means the use of a photosensitizer in the photodynamic treatment of one lesion in conjunction with the administration of an immunoadjuvent to stimulate an immune response to effect treatment of distant lesions in humans (thereby creating an immune response to cancer cells);

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.53 “PDT” means the field of photodynamic therapy, that is, the emerging medical field that uses photosensitive compounds and light in the diagnosis, treatment or prevention of human diseases;
1.1.54 “Photosensitizer” means any photosensitive compounds for use in PDT;
1.1.55 “Pre-Transition Period” means the time period commencing upon the Restatement Date and ending upon the day immediately prior to the Transition Effective Date during which (i) Novartis will (insofar as it is able) transfer to QLT certain agreements to which it or its Affiliates are a party that are applicable to the manufacture, supply and commercialization of the Visudyne Product, and (ii) the parties will perform such further acts as may be necessary to enable QLT to commercialize the Visudyne Product in the QLT Territory upon and after the Transition Effective Date, all as set forth in Section 2;
1.1.56 “Prime Rate” means the rate per year from time to time announced by the Union Bank of Switzerland as the reference rate to determine interest payable on commercial loans to its most creditworthy customers;
1.1.57 “Product” means (i) prior to the Transition Effective Date:
1. BPD;
2. ZnPc; and/or
3. any Additional Photosensitizer;
for use in the Field and (ii) after the Transition Effective Date the Visudyne Product in its form as of the Transition Effective Date for use in the Field;
1.1.58 “Product under Development” means a given Product within the Field that is the subject of a Development Program prior to the Transition Effective Date but excludes in reference to any country any indications for which Marketing Approval has been obtained in any such country;
1.1.59 “Program Coordinator” means, in respect of any Development Program, the individual appointed as Program Coordinator from among the Team Leaders as set out in Section 6.4;
1.1.60 “Project Team” has the meaning set out in Section 6;
1.1.61 “Proprietary Information” means, in respect of each party, any information relating to PDT, Photosensitizers, the Products, and such party’s business or other activities that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1. from which such party derives economic value, actual or potential, from not being generally known; or
2. in respect of which such party otherwise has a legitimate interest in maintaining secrecy;
1.1.62 “QLT [*] Patents” means [*], and any Patents which claim priority thereto;
1.1.63 “QLT Know-How” means Know-How owned or Controlled by QLT or any of it’s Affiliates as of the Restatement Date relating to the Product and thereafter during the term of this Agreement relating to the Visudyne Product that is necessary or useful for the research, development, manufacture or use or sale of the Visudyne Product in any country in the Novartis Territory. QLT Know-How shall exclude QLT Patents;
1.1.64 “QLT Patents” means the Patents listed in Schedule 1.1.64, and any other Patents owned or Controlled by QLT or any of its Affiliates as of the Restatement Date or thereafter during the Term of this Agreement having claims covering the Visudyne Product, its use, composition, formulation, preparation or manufacture or having claims that are reasonably necessary or useful for the research, development, manufacture, use or commercialization of the Visudyne Product, in all cases excluding the QLT [*] Patents;
1.1.65 “QLT Releasees” has the meaning set out in Section 26.2.2;
1.1.66 “QLT Technology” means the QLT Know-How and the QLT Patents;
1.1.67 “QLT Territory” means, upon and after the Transition Effective Date the United States of America, its territories and possessions;
1.1.68 “Reconciliation Threshold” has the meaning set out in Section 17.6;
1.1.69 “RFR Notice” has the meaning set out in Section 13.1;
1.1.70 “Settlement Payment” means the payment of the excess of Development Expenses borne by one party to the other pursuant to Section 17;
1.1.71 “Team Leader” means, in respect of each Project Team, a representative of a party appointed as the Team Leader of that party as set out in Section 6.3;
1.1.72 “Third Party Costs” means those Development Expenses which are incurred by a Project Team in accordance with the budget set in a Development Program by the purchase of goods or services from an arm’s length third party, and is made up of all manner of Development Expenses except Labour;
1.1.73 “Territory” means worldwide;
1.1.74 “Third Party” means any person, firm, or corporate entity other than a party hereto or an Affiliate of a party hereto;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.75 “Third Party Royalty” means amounts (including, but not limited to, royalties on net sales) payable to a Third Party in connection with licenses under intellectual property rights for the research, development, use, sale, offer for sale, importation and manufacture of the Visudyne Product, for the avoidance of doubt any ongoing payments due to MEEI and to MGH arising from the litigation referred to at Section 26 are not Third Party Royalties;
1.1.76 “Transition Effective Date” means January 1, 2010;
1.1.77 “UBC” means the University of British Columbia;
1.1.78 “UBC Agreement” means the Amended and Restated License Agreement entered into by and between QLT and UBC dated January 1, 2008;
1.1.79 “Verteporfin” means benzoporphyrin derivative mono acid ring A, as more fully described in Exhibit A;
1.1.80 “Visudyne Inventions” has the meaning set out in Section 25.5.4;
1.1.81 “Visudyne Trademark” means the trademark(s) listed on Schedule 1.1.81;
1.1.82 “Visudyne Product” means Verteporfin for use in the Field;
1.1.83 “Wet AMD” means the wet form of AMD;
1.1.84 “Work” means the activities to be carried out under this Agreement; and
1.1.85 “ZnPc” means any pharmaceutical product which contains Zinc Phythalocyanine as an active ingredient for use in PDT.
Section 2 Transition
2.1	General; Transition Plan
2.1.1 The parties have agreed, as of the Restatement Date, to restructure certain of their rights and obligations under this Agreement with respect to the Products, in particular the Visudyne Product. Generally, the parties intend that: (i) they shall cease any joint Development of Products and any corresponding Development Programs with respect to any Products under this Agreement, including but not limited to the Visudyne Product, upon and after the Transition Effective Date; (ii) they shall cease to share Development Expenses, Manufacturing Expenses, Marketing and Distribution Expenses, Net Proceeds and Settlement Payments in connection with activities conducted with respect to any Product, including the Visudyne Product, upon and after the Transition Effective Date, (iii) they shall cooperate during the Pre-Transition Period to the extent reasonably practicable to effect a transition of all rights to commercialize the Visudyne Product in the United States to QLT so that QLT may commence commercialization of the Visudyne Product in the QLT Territory on the Transition Effective Date, (iv) Novartis shall bear all expenses incurred in connection with the Visudyne Product upon and after the Transition

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Effective Date arising from the development and commercialization thereof in the Novartis Territory, and pay to QLT a royalty on Net Sales of Visudyne Product in the Novartis Territory upon and after the Transition Effective Date, instead of the share of Net Proceeds of the Product being shared with QLT as of the Restatement Date, (v) QLT shall bear all expenses incurred in connection with the Visudyne Product upon and after the Transition Effective Date arising from the development and commercialization thereof in the QLT Territory, on a royalty-free, fully-paid basis, (vi) QLT shall continue to supply to Novartis Visudyne Product for the Novartis Territory pursuant to an MSA (to be entered into as soon as reasonably practicable after the Restatement Date) specifying the terms and conditions of such supply arrangement, including without limitation a supply price that Novartis shall pay to QLT for the Visudyne Product and (vii) Novartis will make the final distribution of Net Proceeds due to QLT pursuant to Section 19 in respect of the period prior to the Transition Effective Date in accordance with the established process and timing the parties have been using as of the Restatement Date. Accordingly, the parties have amended their rights and obligations under this Agreement to reflect the foregoing and other rights and obligations necessary to effect the foregoing. In general, in each section below the modified terms and conditions applicable to the development, manufacture and commercialization of the Products after the Transition Effective Date are set out separately following provisions addressing the parties’ rights and obligations with respect to Products prior to the Transition Effective Date.
2.1.2 Within [*] after the Restatement Date, the parties shall mutually agree on a transition plan (the “Transition Plan”) which will specify each party’s responsibilities with respect to, and the timing for, the transition of certain responsibilities of Novartis to QLT during the Pre-Transition Period to effect the reallocation of rights to the Products as set forth in Section 2.1.1 and elsewhere in this Agreement. The Transition Plan will include without limitation the following provisions, and such other provisions as may be necessary to transfer efficiently and promptly to QLT rights and responsibilities for development, manufacture, sale, promotion and distribution of Visudyne Product in the QLT Territory as of the Transition Effective Date: (a) the assignment of any labeling, distribution and sales agreements in effect as of the Restatement Date between Novartis and any Third Party that relate to the sale, promotion or distribution of the Visudyne Product in the QLT Territory, to the extent permitted under those agreements, or if such assignment is not permitted under the terms of such agreements, the transfer to QLT of Novartis’ rights under such agreements by another mechanism closely approximating the effect of such assignment to the extent permitted by such agreements; (b) the provision by Novartis to QLT of a list of all government entities required to be notified in respect to the transfer of responsibility for the sale, promotion and distribution of the Visudyne Product from Novartis to QLT, (c) a schedule for Novartis to make the communications to the entities included in the foregoing list (with QLT to be copied on such communications concurrently); and (d) the amendment, as soon as reasonably practicable after the Restatement Date, of the pharmacovigilance agreement entered into by and between the parties effective as of January 15, 2004, as necessary to reflect the modified rights and responsibilities of each party with respect to Visudyne Product pursuant to this Agreement. In the event that any agreements described in subsection (a) contain limitations on the assignment or transfer of Novartis’ rights thereunder to QLT, Novartis will inform QLT promptly of the existence and terms of engagement with the relevant Third Party with respect to such agreements, and the parties shall cooperate to establish

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

promptly an appropriate alternative mechanism for transferring the benefit of such agreement to QLT efficiently and promptly for purposes of developing, manufacturing and commercializing Visudyne Product in the QLT Territory upon and after the Transition Effective Date.
2.2	Novartis Obligations
2.2.1 Novartis will cooperate with QLT in good faith to effect a smooth transition in accordance with the Transition Plan during the Pre-Transition Period. As soon as reasonably practicable after the Restatement Date, but in no case later than the Transition Effective Date, Novartis will transfer to QLT copies of all available sales records and customer lists for the Visudyne Product in the QLT Territory acquired or maintained by Novartis, including identification of customers and/or quantities of Visudyne Product sold to such customers. Upon and after the Transition Effective Date, Novartis shall, to the extent reasonably practicable and in a timely manner, comply with any reasonable written request from QLT for further information with regard to such sales records and customer lists.
Section 3 Product Development
3.1	Development Commitment
The parties hereby agree to jointly undertake the Development of the Products within the Field pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, QLT and Novartis shall carry out the Development by planning, collaborating on, and performing mutually agreed-to Development Programs for Products, and shall implement the Global Development Plan.
3.2	JCC Appointments
As soon as is reasonably possible after the Effective Date, the parties shall select their respective appointments to the JCC as provided for in Section 5.
3.3	Preparation of (Initial and Annual) Global Development Plans and Development Program Budgets
On or before December 31, 1995 and by no later than seventy five (75) days before the commencement of each calendar year thereinafter, the JCC shall consider and approve annually a Global Development Plan, including a budget for all planned Development Expenses for all Development Programs on a calendar year basis for each year until the expected date of commercialization. The budget shall designate all expenditures listed in such budget as either discretionary or required items. Each Global Development Plan shall set forth in reasonable detail, for the following calendar year, all anticipated Development Programs and any non-routine activities which the JCC anticipates with respect to Development.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4	Development Programs and Budgets
From the Effective Date, QLT and Novartis will immediately undertake the following Development Programs:
3.4.1 the development of BPD in AMD and/or other ophthalmic indications in the Field as decided by the JCC;
3.4.2 a feasibility study of ZnPc in AMD in the Field, and any additional work for same approved by the JCC; and
3.4.3 any other Development approved by the JCC for an Additional Photosensitizer.
The initial draft of each Development Program and each budget in respect of same shall be prepared by the Project Team constituted by the JCC to conduct such Development Program, and shall be submitted to the JCC at least fifteen (15) days prior to the meeting of the JCC at which such plan and budget is to be considered. There will be at least one Development Program, and, where appropriate, the JCC may establish additional Development Programs for significant ophthalmologic applications. Each Development Program shall include annual operating budgets, objectives, schedules and milestones for Development. Wherever possible, plans for Development Programs will include assignments of sub-projects to individuals or to corporate units or to third parties. Examples are the preparation in whole or in part of regulatory submissions, or conduct of clinical trials.
3.5	Feasibility Studies
Before deciding to establish a Development Program, the JCC, if already constituted, may direct that some additional discovery, research effort or evaluation is required to establish the feasibility of a Development Program. The planning, implementation and management of these studies may be assigned by the JCC to any Project Team which has been constituted and that the JCC determines is appropriate, and the costs incurred in such additional discovery research efforts and evaluation shall be considered Development Expenses under the terms of this Agreement.
3.6	Cooperation
Each party shall cooperate with and assist the other to perform its Development obligations hereunder, which cooperation and assistance shall include but not be limited to the following:
3.6.1 each party shall provide the other with all information and material in such party’s care or control that the other reasonably requires to perform its obligations hereunder; and
3.6.2 where such party’s acceptance, verification, validation, or other review of deliverables prepared by the other is required, such party shall promptly and diligently attend to same and communicate its approval or comments to the other, and in any event no later than fourteen (14) calendar days after such response is requested or received, whichever is later.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.7	Interim Development Measures
3.7.1 Interim Development Activities. Until the Initial Global Development Plan is approved in accordance with the terms of this Agreement, any development activities by either party will only be considered as Development under this Agreement if the representatives of QLT and Novartis referred to in Section 3.2 have mutually agreed in writing to consider the costs which may occur in this period as Development Expenses.
3.7.2 Interim Development Expenses. QLT and Novartis shall share in accordance with the Funding Formula all Development Expenses for the interim Development activities for the period from July 1, 1994 through to the commencement of the Initial Global Development Plan, expected to be no later than December 31, 1995.
3.7.3 Responsibilities. The parties hereto will keep each other informed at regular intervals of the interim development activities. Each party will appoint a member of its staff to liaise with the other party throughout this interim period. The persons appointed at the Effective Date to carry out such function shall be Dr. Gustave Huber for Novartis and Dr. Vincent Salvatori for QLT.
3.8	Development After the Transition Effective Date
3.8.1 Upon and after the Transition Effective Date, the parties will cease to perform under any Development Programs with regard to all Products and will not initiate any joint Development activities for any Products. Sections 3.1 through 3.7 shall be of no further force or effect as of the Transition Effective Date.
3.8.2 As of the Restatement Date, Novartis is currently performing a clinical trial under the code “CBPD952A2308 (DENALI)” (the “Denali Study”). Novartis shall have the right to continue or to terminate the Denali Study at its sole discretion. Novartis shall notify QLT about the results of the Denali Study in writing five (5) days before scientific communication or any other publication of the results; provided that the notice provisions contained in Section 29.14 shall not apply for the purposes of this Section 3.8.2. During the performance of the Denali Study, Novartis shall continue to have access to clinical sites and physicians with respect to the Visudyne Product in the QLT Territory solely to the extent necessary to complete the Denali Study. As of the Restatement Date, Novartis is also supporting two (2) investigator initiated studies (numbered CBPD952AUS05 and CBPD952AUS06) in the QLT Territory which it will continue to support after the Transition Effective Date. Subject to Section 10.11.6, after the Transition Effective Date, Novartis shall have the right to continue to invite health practitioners who are based in the QLT Territory to scientific or medical meetings, symposia, congresses, advisory boards and other similar events in the Novartis Territory. In addition, Novartis shall have the right to present and publish any data resulting from the Denali Study, the Mont Blanc Study and the Everest Study in the QLT Territory. Novartis shall have no other rights to perform development or commercialization of Visudyne Products in the QLT Territory after the Transition Effective Date. For the avoidance of doubt, QLT shall not be entitled to receive any data from any of the Mont Blanc, Denali or Everest studies.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 4 PDT Devices
4.1	PDT Device Development
On behalf of the Alliance, QLT shall use reasonable efforts to establish strategic alliances with device companies to jointly develop PDT devices and make them available to the Alliance for Development Programs prior to the Transition Effective Date.
4.2	Coordination of Marketing and Educational Programs
Novartis acknowledges that QLT has agreed to cooperate with its device alliance partners in the marketing, education and sales efforts of PDT devices prior to the Transition Effective Date. Specifically, QLT has agreed to:
4.2.1 use reasonable efforts to cooperate with the device company’s marketing, education and sales efforts;
4.2.2 treat any marketing plans and sales forecasts of the device company as confidential and not to disclose such information to any third parties without the prior written consent of the device company;
4.2.3 make available to the device companies all sales lead and/or product inquires for Products; and
4.2.4 cooperate in clinical marketing and education to ensure mutual representation at education programs, medical conferences, workshops and major presentations at leading medical centres.
4.3	PDT Devices
All costs of the development of PDT devices with device companies will be at QLT’s expense. Costs related to the acquisition of PDT devices which are necessary for clinical and non-clinical use in Development Programs prior to the Transition Effective Date will be considered as Development Expenses as provided for in Section 1.1.18. Upon and after the Transition Effective Date, Novartis will contract with PDT device companies on its own. QLT will provide Novartis with access to any future device that QLT may develop on its own or in collaboration with Third Parties for use with the Visudyne Product in the Novartis Territory, or, if QLT does not have the right to provide such access in accordance with the terms of its agreement with such Third Party(ies), QLT will use reasonable efforts to facilitate Novartis’ discussions with such Third Party(ies) regarding Novartis’ access to such device.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5 Joint Coordinating Committee
5.1	Creation of JCC
The parties shall constitute a Joint Coordinating Committee or JCC, consisting of four appointees from each of QLT and Novartis. The parties shall cause the JCC to meet as soon as is reasonably possible after the Effective Date. Each party may replace any of its representatives on the JCC, subject to giving not less than 48 hours notice of such replacement to the other party. If the appointee of either party is unable to attend a meeting of the JCC, that party may nominate another person to attend and vote at the meeting in place of the appointee, subject to giving not less than 48 hours notice to the other party.
5.2	Powers of the JCC
The JCC shall manage, or supervise the management of, the business and affairs of the Alliance, the co-ordination and regulation of the rights and obligations of the parties with respect to this Agreement, the furnishing and performance of the Work and the distribution of the benefits therefrom, and without limiting the generality of the foregoing, will have the power to:
5.2.1 approve the Global Development Plan, including estimates of total costs and measures to protect against cross-sales, and approve revisions to the Global Development Plan annually;
5.2.2 consider, and if satisfied, approve all annual operating budgets, capital plans, long-range plans and other plans, forecasts and projections for each Development Program presented to the JCC by the Project Team;
5.2.3 consider, and if satisfied, approve objectives and schedules for each Development Program set by the Project Team;
5.2.4 consider, and if satisfied, approve Development Programs and any variations, amendments, suspensions or deletions thereto that may be recommended from time to time by the Project Team;
5.2.5 consider and establish additional Project Teams where appropriate;
5.2.6 review the progress of each Development Program on a Calendar Quarterly basis;
5.2.7 approve the composition of and staffing levels for the Project Team, including the appointment of the Program Coordinator;
5.2.8 receive proposed Product launch strategies and tactics proposed by Novartis on a country-by-country or region-by-region basis for Products;
5.2.9 make, amend and repeal from time to time rules and procedures, not inconsistent with the provisions of this Agreement, to regulate the business and affairs of the Alliance;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2.10 give general direction and guidance to the Project Team;
5.2.11 consider, and if satisfied, approve all capital acquisitions and capital projects and all dispositions of capital assets which individually are estimated to cost or have a value not exceeding such amount as is from time to time determined by the parties;
5.2.12 establish fiscal and financial policies of the Alliance;
5.2.13 establish accounting procedures and accounting policies applicable to the Alliance;
5.2.14 on behalf of the Alliance and the parties sell, lease or otherwise dispose of equipment or facilities comprised in the Assets which are being replaced or in the opinion of the JCC are no longer required for the purpose of the Alliance;
5.2.15 in the names of the Alliance and the parties commence, prosecute or defend any action or proceeding against or initiated by any person other than the parties pertaining to the Work or to the business of the Alliance and compromise any claim as they consider in the best interests of the parties;
5.2.16 carry out such other duties as QLT and Novartis shall mutual agree upon in writing; and
5.2.17 JCC shall have the power to discontinue a Development Program in whole or in part to address a failure of any Product under Development to meet Acceptable Levels of Efficacy or Safety.
5.3	Decisions of the JCC
No decision will be taken by the JCC at any meeting of the JCC unless the decision is made unanimously by all appointees present at that meeting.
5.4	Authorities and Rules of Procedure
The conduct of the business and affairs of the Alliance shall be governed by the Authorities and Rules of Procedure set out in Schedule 5.4, as may be amended from time to time with the unanimous consent of all appointees to the JCC.
5.5	Delegation by the JCC
The JCC will have the full power and authority to delegate, upon the terms and conditions and subject to the limitations and restrictions, if any, stipulated by the parties from time to time, to any Project Team the authority to exercise any of its powers set out in Section 5.2 on behalf of the JCC.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6	Chair of the JCC
A Chairperson and a Vice-Chairperson of the JCC shall be appointed annually on a calendar year basis in alternation between representatives of the parties, starting with QLT having the right to appoint the Chairperson and Novartis having the right to appoint the Vice-Chairperson for the remainder of 1994 and for 1995 and vice versa in 1996. The JCC shall appoint a Secretary of the JCC. The specific duties and responsibilities of the Chairperson, Vice-Chairperson and Secretary will be established by the JCC.
5.7	Changes in the Role of the JCC After the Transition Effective Date; Primary Contacts
5.7.1 Upon and after the Transition Effective Date, the JCC shall have no further authority over the development or commercialization of any Product, including but not limited to the Visudyne Product, and Sections 5.1 through 5.6 shall be of no further force or effect as of the Transition Effective Date.
5.7.2 Within ten (10) days after the Restatement Date, each party shall appoint one (1) representative to serve as its primary contact with the other party to coordinate activities under this Agreement with regard to the Visudyne Product. Such persons shall discuss periodically how to implement information exchange, reporting and payments under this Agreement and conducting initial discussions regarding any disputes that may arise out of any ongoing royalty obligations of Novartis under this Agreement, upon and after the Transition Effective Date.
Section 6 Project Team
6.1	Creation of Project Teams
At the first meeting of the JCC, the JCC will constitute one or more Project Teams, consisting of an appropriate composition of clinical research, regulatory affairs, preclinical, toxicology, device development, manufacturing and marketing personnel from among QLT and Novartis.
6.2	Proceedings of Project Teams
The Project Team shall meet at the call of the parties, but not less often than once each Calendar Quarter, in each case at a mutually convenient location, or, if agreed between the parties, by video or telephone conference. A quorum for any meeting of the Project Team shall consist of at least one appointee representing QLT and one appointee representing Novartis.
6.3	Team Leader
Each of Novartis and QLT will appoint one of their appointees of the Project Team acceptable to both parties, acting reasonably, as their Team Leader, who shall be that parties’ principal contact person in respect of a Project Team’s Development Program.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4	Program Coordinator
One of the Team Leaders of either of QLT or Novartis shall be appointed to be the Program Coordinator of each Development Program, depending upon the phase of the Development Program, or as otherwise agreed between the parties. Unless the parties expressly agree otherwise, QLT, in consultation with the JCC, shall appoint a QLT employee as the Program Coordinator of the Project Team for activities up to the end of phase II clinical studies of any Development Program, and Novartis, in consultation with the JCC, shall appoint a Novartis employee the Program Coordinator for activities subsequent to the end of Phase II clinical studies of any Development Program. The function of the Program Coordinator will be to, in consultation with the other party’s Team Leader, arrange and chair the necessary meetings of the Project Team and ensure that the Project Team is performing the functions as set out in Section 6.5.
6.5	Functions of Project Team
The functions of each Project Team shall be to:
6.5.1 prepare the portion of the Global Development Plan applicable to such Project Team’s Development Program, including estimates of total costs and updating such portion of the Global Development Plan, as required, on an annual basis for approval by the JCC;
6.5.2 prepare the plans for its Development Program for approval by the JCC;
6.5.3 design, implement, perform and manage each Development Program, including all required clinical and non-clinical studies, and all regulatory matters and filings on a day-to-day, month-to-month basis, all as approved by the JCC, under the direction of the Program Coordinator;
6.5.4 form a communications link between the parties with respect to the matters contemplated by this Agreement;
6.5.5 inform the JCC in advance of significant issues encountered in implementing Development Programs;
6.5.6 report to the JCC on the progress of Development Programs as requested by the JCC; and
6.5.7 such other duties as the JCC shall deem advisable.
6.6	Prohibited Actions
The Project Team shall not take any action of the general type prohibited by the JCC from time to time.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7	Reporting Relationship
The Project Team shall report to the JCC. The Development Program and budgets prepared by the Project Team shall be submitted to the JCC for approval by the JCC annually, and will be reviewed by the JCC periodically. In the event of any significant issues or any substantial deviation from the timelines or any other element of the Global Development Plan or any Development Program, the Project Team will notify the JCC on a timely basis.
6.8	Changes in Role of Project Teams After the Transition Effective Date
Upon and after the Transition Effective Date, the Project Teams shall have no further authority with respect to any Products, including but not limited to the Visudyne Product and Sections 6.1 through 6.7 shall be of no further force or effect as of the Transition Effective Date.
Section 7 Personnel
7.1 Allocation of Personnel
Each party reserves the right to determine which of its personnel shall be assigned to perform under this Agreement, and to replace or reassign such personnel during the term of this Agreement; provided, however, that it shall:
7.1.1 subject to scheduling and staffing considerations, attempt to honour the reasonable requests for specific individuals made by the Project Team or the contact person designated pursuant to Section 5.7; and
7.1.2 maintain the availability of competent personnel acceptable to the other party, acting reasonably, to the extent necessary to perform its obligations hereunder.
Section 8 License Grants
8.1 Licenses to QLT
8.1.1 Effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, Novartis hereby grants to QLT and its Affiliates an exclusive (even as to Novartis), fully paid up, royalty free (except as provided in Sections 20 and 27), perpetual license under the Novartis Technology, to research, develop, use, import, offer for sale and sell the Visudyne Product in the QLT Territory. This license shall include the right to grant sublicenses through multiple tiers of sublicensees with the prior written consent of Novartis, such consent not to be unreasonably withheld. For the avoidance of doubt, QLT shall have the right to appoint distributors to sell, but not to market or promote the product, without Novartis’ prior written consent. QLT shall also be entitled to engage a contract sales force to sell Visudyne Product on its behalf without the prior written consent of Novartis, provided that does not include a co-promotion, co-marketing or other similar arrangement with a Third Party. QLT

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall have the right to grant to any such distributors or contract sales force providers a sublicense under this Section 8.1.1 to the extent necessary to enable such Third Party to conduct such activities.
8.1.2 Effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, Novartis hereby grants to QLT and its Affiliates a non-exclusive, fully paid up, royalty free (except as provided in Sections 20 and 27), perpetual license under the Novartis [*] Patents, to research, develop, use, import, offer for sale and sell the Visudyne Product in the QLT Territory. This license shall include the right to grant sublicenses through multiple tiers of sublicensees with the prior written consent of Novartis, such consent not to be unreasonably withheld. For the avoidance of doubt, QLT shall have the right to appoint distributors to sell, but not to market or promote the product, without Novartis’ prior written consent. QLT shall also be entitled to engage a contract sales force to sell Visudyne Product on its behalf without the prior written consent of Novartis, provided that does not include a co-promotion, co-marketing or other similar arrangement with a Third Party. QLT shall have the right to grant to any such distributors or contract sales force providers a sublicense under this Section 8.1.2 to the extent necessary to enable such Third Party to conduct such activities.
8.1.3 Effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, Novartis hereby grants to QLT and its Affiliates an exclusive (even as to Novartis), fully paid up, royalty free, perpetual license to use and publicly display the Visudyne Trademark, including the domain name “Visudyne.com”, solely to sell, promote, market and otherwise commercialize the Visudyne Product in the QLT Territory for indications for which the FDA has granted or may grant in the future regulatory approval in the Field. This license shall include the right to grant sublicenses through multiple tiers of sublicensees with the prior written consent of Novartis, such consent not to be unreasonably withheld, except that QLT may grant sublicenses under this Section 8.1.3 without the prior written consent of Novartis to the extent necessary to allow the distributors and contract sales force providers to conduct activities as permitted pursuant to Section 8.1.1, and to allow manufacturers of the Visudyne Product to conduct their obligations as permitted pursuant to Section 8.1.4. QLT undertakes not to use the Visudyne Trademark outside of the QLT Territory or in the QLT Territory outside the Field, except to the extent necessary to engage subcontractors to manufacture the Visudyne Product for QLT in accordance with the license granted to QLT in Section 8.1.4.
8.1.4 Effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, Novartis hereby grants to QLT and its Affiliates a nonexclusive, fully paid up, royalty free, perpetual license under the Novartis Technology, to make and have made the Visudyne Product anywhere in the Territory for the purpose of exercising its rights and performing its obligations under this Agreement. This license shall include the right to grant sublicenses through multiple tiers of sublicensees with the prior written consent of Novartis, such consent not to be unreasonably withheld, except that QLT shall be entitled to appoint a sub-contractor for the manufacture of the Visudyne Product without the prior written consent of Novartis, and to grant such subcontractor a sublicense under this Section 8.1.4 to the extent necessary to allow such subcontractor to perform such activities; provided that QLT will include in any Agreement with such subcontractor a license allowing QLT itself, and Novartis as

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sublicensee of QLT, to practice any intellectual property rights created by such subcontractor that are necessary or useful for manufacturing the Visudyne Product; provided that the foregoing shall not obligate QLT or such subcontractor to transfer technology or otherwise enable the practice of such license, other than expressly provided for under this Agreement.
8.2	Licenses to Novartis
8.2.1 Subject to the terms and conditions of this Agreement, QLT hereby grants to Novartis and its Affiliates an exclusive (even as to QLT), royalty bearing, perpetual license under the QLT Technology, to research, develop, use, import, offer for sale and sell the Visudyne Product in the Field in the Novartis Territory. This license shall include the right to grant sublicenses through multiple tiers of sublicensees. Additionally, effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, QLT hereby grants to Novartis and its Affiliates a non-exclusive, royalty bearing, perpetual license under the QLT Technology, to make and have made the Visudyne Product anywhere in the world solely for the purpose of exercising its rights under this Agreement, subject to QLT’s right to be the sole supplier of the Visudyne Product as set forth in Section 9.6.1. The foregoing license and sublicensing rights are, as to rights granted to QLT pursuant to the UBC Agreement and the MGH Agreement that are sublicensed to Novartis pursuant to this Section 8.2, limited to the scope of the rights granted to QLT pursuant to such agreements. QLT may agree to amend the UBC Agreement or the MGH Agreement in any way; [*]. Novartis’ obligation to pay Third Party Royalties, or any other amount to QLT in respect of the [*] is limited to the obligations contained at [*] of this Agreement. QLT covenants to observe the terms of the UBC Agreement and the MGH Agreement [*] Novartis [*] that does [*] with the terms and conditions of this Agreement.
8.2.2 Effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, QLT hereby grants to Novartis and its Affiliates a non-exclusive, royalty-bearing, perpetual license under the QLT [*] Patents to research, develop, use, import, offer for sale and sell the Visudyne Product in the Field in the Novartis Territory. Additionally, effective as of the Transition Effective Date, and subject to the terms and conditions of this Agreement, QLT hereby grants to Novartis and its Affiliates a non-exclusive, royalty bearing, perpetual license under the QLT [*] Patents, to make and have made the Visudyne Product anywhere in the world solely for the purpose of exercising its rights under this Agreement, subject to QLT’s right to be the sole supplier of the Visudyne Product as set forth in Section 9.6.1. These licenses shall include the right to grant sublicenses through multiple tiers of sublicensees.
8.3	No Implied Rights
This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Proprietary Information, or other intellectual property rights of either party except as expressly set forth in this Article 8 and Articles 24 and 25. Each party hereby expressly retains and reserves all rights and interests with respect to its Patents, Proprietary Information, or other intellectual property rights not expressly granted to the other party hereunder.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 9 Manufacturing
9.1	Responsibility for Product Manufacturing
The manufacture of Products shall be the responsibility of the Drug Owner.
Towards Third Parties, including governmental authorities, Drug Owner shall be responsible for manufacture of the Product in compliance with Applicable Law in the Territory. Novartis shall inform QLT of any filings or other communications with applicable health or other governmental authorities that are required for the manufacture of the Visudyne Product in compliance with Applicable Law after the Transition Effective Date, other than those requirements applying prior to the Restatement Date. Novartis shall use commercially reasonable efforts to minimize the impact that any such requirements will have upon the manufacture of the Visudyne Product within the requirements of Applicable Law.
9.2	Subcontractors
The Drug Owner may contract to Third Parties for the manufacturing of Products. The Drug Owner shall be responsible for the identification and qualification of any such manufacturer for the Products of the Drug Owner, provided that the Drug Owner gives advance written notice to the other party of the selection of such manufacturer by the Drug Owner, and the Drug Owner shall indemnify and hold harmless the other party for the performance of the manufacturer.
9.3	Production Efforts
Each party shall ensure that sufficient quantities of Product for which that party is responsible are available in unlabelled finished single dosage form for non-clinical and clinical studies as part of relevant Development Programs and in adequately identified (but not necessarily labelled) finished single dosage form for commercial distribution.
9.4	Manufacture of Products
Each party covenants with and represents and warrants to the other party with respect to each of the Products for which such party is responsible that each such Product shall be manufactured:
9.4.1 in conformance with all applicable registration applications submitted to all regulatory bodies, and all supplements and amendments thereto;
9.4.2 in accordance with all Applicable Law of any jurisdiction in which such Products are to be distributed of which such party has been informed, including current GMP regulations which are in force or are hereafter adopted by relevant regulatory bodies;
9.4.3 to meet the specifications therefor submitted to any regulatory agency having jurisdiction over such Products and will not be adulterated and misbranded within the meaning of the FDCA (U.S. Food, Drug and Cosmetics Act) or any corresponding provisions of any

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable state, foreign or municipal laws in which the definition of adulteration or misbranding are substantially the same as in the FDCA; and
9.4.4 shall be merchantable and fit for the purposes for which intended as specified in the applicable regulatory approval.
9.5	Management of Samples
The parties shall cooperate with each other to permit each other to provide Product for phase IV studies, samples and compassionate use programs. The parties will consider requests from researchers and investigators and, on a reasonable basis, provide them with Product free of charge and at the parties’ shipping expense with Product for non-commercial use by such researchers and investigators.
9.6	Manufacture of Visudyne Product After the Transition Effective Date
Upon and after the Transition Effective Date and for the remainder of the term of this Agreement, the following will apply with respect to the manufacturing of the Visudyne Product.
9.6.1 As the Drug Owner for the Visudyne Product, QLT will continue to manufacture or have manufactured and supply to Novartis the finished unlabelled Visudyne Product, in accordance with the specifications for the Visudyne Product in existence as of the Transition Effective Date and any additional specifications as may be required by a Regulatory Authority for the time being and from time to time, for development and commercialization in the Novartis Territory, subject to the terms and conditions of this Section 9.6. QLT will supply Visudyne Product for development and commercialization in the Novartis Territory exclusively to Novartis, and Novartis will purchase the Visudyne Product for such purposes in the Novartis Territory solely from QLT, subject to Novartis’ backup rights to manufacture the Visudyne Product as described in Section 9.6.2.
9.6.2 The parties will enter into a manufacturing and supply agreement (“MSA”) prior to the Transition Effective Date for the supply of the Visudyne Product by QLT to Novartis for the Novartis Territory. The MSA will be consistent with this Section 9.6, and will include terms typically contained in agreements for supply of similar products for similar purposes, including but not limited to terms relating to manufacturing specifications, forecasts, shipment, transfer price, acceptance and rejection after receipt of shipments, quality standards, Novartis’ back-up rights to manufacture Visudyne Product for the Novartis Territory in the event of a breach of the MSA by QLT, allocation of resources in the event that manufacturing capacity is limited, second site manufacturing rights, audit rights, and procedures for recalls and interactions with regulatory authorities, change control, but excluding any technology transfer, know-how or the enablement of manufacture for the Visudyne Product after the termination of this Agreement pursuant to Section 27. The term of the MSA shall continue until December 31, 2019, unless Novartis gives prior written notice of termination as permitted in this Agreement.
9.6.3 Pursuant to the MSA, Novartis will pay to QLT a transfer price for the finished Visudyne Product of (i) [*] per vial for Visudyne Product shipped to Novartis or its designee at a

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

single location identified by Novartis during the period commencing on the Transition Effective Date until and including [*], and (ii) [*] for Visudyne Product shipped to Novartis or its designee at a single location identified by Novartis during the period [*] during the remainder of the term of the MSA.
9.6.4 QLT shall be responsible for the costs of [*] in the [*] period which ended on [*] in the amount of [*].
9.6.5 The MSA shall require Novartis to submit to QLT, on a Product-by-Product basis, by the tenth (10th) Business Day after the end of each Calendar Quarter, a twelve (12) month rolling quarterly forecast of the quantities of Visudyne Product that Novartis intends to order from QLT during the twelve (12) month period commencing upon the first day of the Calendar Quarter following that in which such forecast is submitted. All such forecasts shall be non-binding and used for planning purposes only, subject to other terms and conditions set forth in this Article 9.
9.6.6 Commencing upon the date upon which the MSA becomes effective, Sections 9.1 through 9.5 shall be of no further force or effect as of the Transition Effective Date.
9.6.7 Within thirty (30) days after the Transition Effective Date, Novartis shall transfer to QLT any and all inventory of labeled finished Visudyne Product packaged for the QLT Territory then physically located in the QLT Territory or intended for supplying Visudyne Product in the QLT Territory prior to the Transition Effective Date. QLT shall re-label any of such Visudyne Product which has not been sold within six (6) months of the Transition Effective Date. QLT shall pay for any such inventory at the cost at which Novartis acquired such inventory (including packaging costs). Novartis shall submit an invoice to QLT in respect of such inventory. Payment terms are thirty (30) days from the date of the invoice.
Section 10 Marketing and Distribution
10.1	Distribution by Novartis
Except as otherwise noted in this Section 10, Novartis shall have the exclusive right to distribute, or, in any country where Novartis or any of its Affiliates does not have a direct sales or distributorship capability, have distributed, all Products in the Field within the Territory under this Agreement. A listing of the countries in the Territory for which Novartis and its Affiliates as at the Effective Date have direct sales and distributorship capabilities is attached as Schedule 10.1 to this Agreement. In the event that Novartis grants or sublicenses marketing rights to any Third Party in any country or region in the Territory, Novartis will inform QLT of the identity of such Third Party within a reasonable time period and provide QLT with copies of any written arrangements or understanding between Novartis and such Third Party.
10.2	Market Studies
Novartis will conduct reasonable market research in accordance with its normal practices prior to the launch of commercial sales of each Product and shall provide to QLT upon its general

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

request through the JCC copies of all market research, whether purchased externally or generated internally by Novartis personnel, prior to launch of each Product.
10.3	Product Pricing
Novartis shall have responsibility for establishment of the recommended list price for each Product and the determination of any rebates, allowances or volume discounts to end users. Novartis shall be responsible for obtaining any pricing approvals required from government agencies prior to commercial sale of any Products. Novartis shall inform QLT of all pricing decisions, and, upon the reasonable request of QLT, provide copies of any pricing studies conducted for any Products.
10.4	Marketing
Novartis will undertake the sales, marketing, advertising and sales promotion of Products in the Territory. Upon the reasonable request of QLT, Novartis shall submit a marketing plan to the JCC for each Product in each region or country in the Territory within a reasonable time after regulatory approval of such Product in such region or country. Novartis will conduct all sales, marketing, advertising and sales promotion activities in accordance with Applicable Law, including those relating to labeling and promotional literature. Upon the reasonable request of QLT, Novartis shall provide to QLT with all sales reports or updates produced by Novartis or Affiliates regarding Products.
10.5	Product Labelling and Literature
Products will be promoted and marketed identifying the Drug Owner as the manufacturer of the Product on the label and the package design, which shall be in compliance with local laws and regulations.
10.6	Sales Reports
Within forty-five (45) days of the end of each Calendar Quarter, Novartis shall give QLT a quarterly report of Net Sales by Novartis of all Products, including a breakdown of such Net Sales by country, number of units and price.
10.7	Marketing Obligations
Novartis shall use reasonable efforts, consistent with Novartis’ reasonable judgement as to the commercial potential for the Products and Novartis’ over-all business and marketing plans for its medical business, to promote and increase sales of the Products.
10.8	Option to Distribute
In the event that Novartis fails to notify QLT within one hundred and eighty (180) days of the date of receipt of the final regulatory or pricing approval that is reasonably required to commercially market and sell a Product in a particular country that Novartis intends to market

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and distribute such Product in such country, then QLT, at QLT’s option, shall be appointed the exclusive distributor of such Product in such country in perpetuity, with a right to appoint subdistributors, with a payment to Novartis of a commercially reasonable royalty based on the Net Sales of such Product in such country and on such other terms as are then reasonably standard for the distribution of pharmaceuticals at the time of such appointment, as agreed to between the parties, acting reasonably. If the parties fail to agree on such amount, then the matter may be referred to arbitration by either party for a determination in accordance with Section 29.2.
10.9	Return of Rights
In the event that QLT believes that Novartis has failed to make a good faith effort to market a Product in accordance with Novartis’ normal practices and standards in a given country (generally referred to as a “good faith marketing effort”), and Section 10.8 does not apply, upon not less than 120 days notice, QLT may refer the matter to arbitration for a determination in accordance with Section 29.2. Upon any determination by arbitration under Section 29.2 that Novartis has failed to make a good faith marketing effort in a country, QLT and Novartis shall transfer the marketing rights for such Product in that country to a third party distributor to be mutually agreed upon provided that any proceeds received from such third party distributor shall be shared between QLT and Novartis consistent with the terms of this Agreement.
10.10	Co-Promotion
In the event that QLT and Novartis believe that a greater marketing effort than the effort put forth by Novartis for any Products is justified in any country in the Territory, then, on notice from QLT, Novartis shall offer to QLT the right to co-promote, but not the right to sell, such Products in such country, at QLT’s expense, on such profit sharing and other terms as are then reasonably standard for the distribution of pharmaceuticals at the time of such appointment, as agreed to between the parties, acting reasonably. If the parties fail to agree on such amount, then the matter may be referred to arbitration by either party for a determination in accordance with Section 29.2.
10.11	Marketing and Distribution After the Transition Effective Date
Upon and after the Transition Effective Date and for the remainder of the term of this Agreement, the following will apply with respect to the marketing and distribution of the Visudyne Product in the QLT Territory and the Novartis Territory. Sections 10.1 through 10.10 shall be of no further force or effect as of the Transition Effective Date.
10.11.1 Distribution. Except as otherwise noted in this Section 10, each party shall have the exclusive right to distribute, or, in any country where such party or any of its Affiliates does not have a direct sales or distributorship capability, have distributed at such party’s expense, all Visudyne Products in the Field within its respective territory under this Agreement (i.e., QLT shall have such right in the QLT Territory and Novartis shall have such right in the Novartis Territory). A listing of the countries in the Novartis Territory for which Novartis and its Affiliates currently have direct sales and distributorship capabilities is attached

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as Schedule 10.1 to this Agreement. Subject to any provisions of the Agreement requiring consent to sub-licensing or subcontracting, in the event that a party grants or sublicenses marketing rights to any Third Party in any country or region in its respective territory, such party will inform the other party of the identity of such Third Party within a reasonable time period.
10.11.2 Product Pricing. Each party shall have responsibility for establishment of the recommended list price for the Visudyne Product and the determination of any rebates, allowances or volume discounts to end users in its respective territory, and each party shall be responsible for obtaining any pricing approvals required from government agencies prior to commercial sale of Visudyne Product in its respective territory.
10.11.3 Marketing. Novartis will undertake the sales, marketing, advertising and sales promotion of Visudyne Product in the Novartis Territory in accordance with Applicable Law, including those relating to labeling and promotional literature.
10.11.4 Sales Reports. Within [*] Business Days after the end of each Calendar Quarter, Novartis shall give QLT a quarterly report of Net Sales by Novartis, its Affiliates and sublicensees of all Visudyne Product, as recorded in Novartis’ financial reporting systems, including a breakdown of such Net Sales by country in both US dollars and in local currency, and the number of units of Visudyne Product sold during such Calendar Quarter in each country. In addition to such quarterly reports, Novartis shall also provide to QLT for the Visudyne Product in the Novartis Territory the royalty reports as set forth in Section 20, copies of the annual sales budget for each year, at the end of such year for the following year, as well as a mid-year forecast update each year.
10.11.5 Marketing Obligations. Novartis shall use reasonable efforts, consistent with its reasonable judgment as to the commercial potential for the Visudyne Products in the Novartis Territory and its over-all business and marketing plans for its medical business, to promote, market and sell the Visudyne Product in the Novartis Territory. In the event that QLT [*] are being made in accordance with [*], then the parties will meet to discuss in good faith the steps that reasonably [*]. Novartis acknowledges that its obligations under this Section 10.11.5 shall comply with applicable [*].
10.11.6 Promotion. Neither party shall undertake the sales, marketing, advertising and sales promotion of the Visudyne Product in the other party’s territory, or the promotion of the Visudyne Product to healthcare practitioners from the other party’s territory, without the prior written consent of the other party, provided that each party shall be free to invite healthcare practitioners from such party’s territory to congresses and other similar scientific meetings which take place in the other party’s territory. For the avoidance of doubt, nothing shall prevent healthcare practitioners from a party’s territory from presenting data from clinical trials related to the Visudyne Product in the other party’s territory, in accordance with applicable local laws, rules and regulations. Each party shall use reasonable efforts to inform the other about such events in advance of the presentation, to the extent such party is aware of them. QLT will not, either by itself or through a third party (other than Novartis) carry out any promotional activities prior to the Transition Effective Date. After the Transition Effective Date, Novartis will be

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

responsible for its promotional and field sales force expenses with regard to the Visudyne Product in the Novartis Territory and QLT will be responsible for its promotional and field sales force expenses with regard to the Visudyne Product in the QLT Territory. For the avoidance of doubt, nothing shall operate to prevent or restrict Novartis from continuing to have access to clinical sites, other healthcare institutions and healthcare practitioners based in the QLT Territory for its other ophthalmic products and businesses. For clarity, QLT will not itself or through Third Party(ies), promote the Visudyne Product in North America prior to the Transition Effective Date and [*].
10.11.7 Inventory. Novartis agrees to use reasonable efforts to ensure that distributor inventory levels for the Visudyne Product held as of [*] do not increase beyond the average year end inventory levels of the Visudyne Product maintained during the [*].
10.11.8 Trademark. During the term of this Agreement, Novartis shall sell the Visudyne Product only under the Visudyne Trademark in the Novartis Territory.
10.11.9 Website. Effective as of the Transition Effective Date, Novartis shall, and hereby grants rights solely to QLT to amend, maintain, update and create web content and information (“Web Content Rights”) in QLT’s sole and exclusive discretion on the website at the URL www.visudyne.com, including all internal links off such site (“Web Site”), provided that QLT shall be solely responsible for any content on the Web Site and the indemnities set forth in 23.7.2.2 shall apply to any loss or damage suffered by Novartis arising as a result of such content. At no additional cost to QLT, Novartis shall continue to maintain the domain name server to which QLT shall have the right to link the Web Site in accordance with the Novartis domain name policy. QLT shall not acquire any rights to either the Visudyne Trademark or the Web Site domain name, except as provided in this Agreement. QLT hereby agrees to observe and perform all of the duties, obligations, terms, provisions and covenants set out in Section 12 of this Agreement, applicable to the use of the Visudyne Trademark on the Web Site and to cooperate with Novartis in any content modification, links or editorial updates regarding Visudyne domain names other than www.visudyne.com and relating to the Novartis Territory. The parties will cooperate to transition the Web Content Rights to QLT so as to enable QLT to assume full responsibility as soon as reasonably practicable and in any event within thirty (30) days of the Transition Effective Date.
10.11.10 QLT Decision to Cease Commercialization. If QLT, its Affiliates and sublicensees all decide to Cease to Commercialize the Visudyne Product in the QLT Territory, Section 27.7.2 shall apply to allow Novartis to elect to commercialize the Visudyne Product in the QLT Territory.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 11 Regulatory Approvals
11.1	Regulatory Approvals
11.1.1 In respect of any Products, the relevant Project Team shall assume responsibility for compiling a Basic International Registration Documentation (“BIRD”) according to Schedule 11.1.1.
11.1.2 The JCC shall have the responsibility to decide which party takes over the responsibility to submit the registration dossier in a country of the Territory according to the local regulations.
11.1.3 The submissions shall be made in each country of the Territory which the JCC determines. In the event any party wishes to make a submission for regulatory approval for a Product in a country that the JCC has determined not to make a submission for regulatory approval and the JCC agrees that such party may make such submission, that party may proceed at its cost to make the submission on behalf of the Alliance and, if regulatory approval is granted in such country, the party which funded the full cost of the submission shall be entitled to such compensation as the JCC determines is appropriate in the circumstances, acting reasonably.
11.1.4 Except as prohibited by law or upon agreement of QLT and Novartis, the Drug Owner shall be the owner of any registration approval application thereby obtained. If a party other than the Drug Owner is identified on any registration approval application, such party shall be deemed to hold such approval in trust on behalf of the Drug Owner and will take all reasonable steps to protect the interests of the Drug Owner, and take whatever steps are necessary to effectively assign or transfer such approval at the request of the Drug Owner.
11.1.5 The submitting party shall have the responsibility to respond on behalf of the Alliance to any request for additional information and tests required by the local health authorities. The costs which occur thereunder shall be considered to be Development Expenses and shall be shared according to the Funding Formula as set out in Section 15.2.
11.1.6 Each party shall advise the other, on a timely basis, of any regulatory notices, actions or communications relating to any Products.
11.2	Regulatory Responsibility
The Drug Owner shall be responsible, at its own expense, for all registrations required by a regulatory agency or government for the manufacturing location of the Products.
11.3	Responsibility for Books and Records
In respect of each Product, the Drug Owner shall maintain adequate books and records as required by the applicable boards of health and shall comply with all Applicable Law. Without limiting the generality of the foregoing, each party agrees to comply and have its contractors

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

comply with current GMP, GCP, and GLP regulations which are in force or are hereafter adopted by any relevant regulatory authorities.
11.4	Notice of Findings
Each party will promptly notify the other party in writing of any significant unusual physiochemical, pharmacological, toxicological or pharmacokinetic finding from experiments and/or clinical studies with Product.
11.5	Recall
The parties shall immediately contact each other in the event that either party has reason to believe that the recall of the Product may be necessary. The parties shall fully cooperate and shall resolve any issues with respect to the recall of any such Product including without limitation, the necessity of declaring the recall, the manner in which the recall should be conducted and the duration of the recall. All related costs of the administering the recall and for loss of inventory as a result of such recall, the replacement of Product to Novartis or credited to Novartis’ customers by Novartis and for Product involved in such recall and incurred in the result of an injunction, seizure or stop sale shall be deemed to be Marketing and Distribution Expenses and subject to allocation of Net Proceeds in accordance with Section 19. This Section shall have no effect on each party’s obligations under Sections 9, 23.5 and 23.6 under this Agreement.
11.6	Regulatory Approvals for Visudyne Product After the Transition Effective Date
Upon and after the Transition Effective Date and for the term of this Agreement, the following shall apply with regard to regulatory approvals for the Visudyne Product and Sections 11.1 through 11.5 shall be of no further force or effect as of the Transition Effective Date:
11.6.1 Regulatory Approvals. In respect of the Visudyne Product, QLT shall assume responsibility, at its expense, for all filings with regulatory authorities with respect to the Visudyne Product in the QLT Territory, and Novartis shall assume responsibility, at its expense, for all filings with regulatory authorities with respect to the Visudyne Product in the Novartis Territory (subject to QLT’s obligations under Article 9 and any MSA). Except as prohibited by Applicable Law QLT shall be the owner of any registration approval application thereby obtained in the QLT Territory and Novartis shall be the owner of any registration approval application thereby obtained in the Novartis Territory. The owning party shall have the responsibility to respond to any request for additional information and tests required by the local health authorities. Each party shall advise the other, on a timely basis, of any regulatory notices, actions or communications relating to the Visudyne Product that could materially and adversely affect the Visudyne Product in such other party’s territory.
11.6.2 Regulatory Responsibility. QLT shall be responsible, at its own expense, for all registrations required by a regulatory agency or government for the manufacturing location of the Visudyne Product.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.6.3 Responsibility for Books and Records. Each party shall maintain adequate books and records for Visudyne Product in its respective territory, as required by the applicable boards of health and shall comply with all Applicable Laws. Without limiting the generality of the foregoing, each party agrees to comply and have its contractors comply with current GMP, GCP, and GLP regulations which are in force or are hereafter adopted by any relevant regulatory authorities applicable to Visudyne Product.
11.6.4 Notice of Findings. Each party will promptly notify the other party in writing of any significant unusual physiochemical, pharmacological, toxicological or pharmacokinetic finding from experiments and/or clinical studies with Visudyne Product after the Transition Effective Date.
11.6.5 Recall. The parties shall immediately contact each other in the event that either party has reason to believe that the recall of the Visudyne Product may be necessary. The parties shall fully cooperate in connection with such matter provided that QLT shall have the right to make a final determination of whether to conduct such recall in the QLT Territory, and Novartis shall have the right to make a final determination of whether to conduct such recall in the Novartis Territory. All related costs of the administering of the recall and for loss of inventory as a result of such recall [*] shall be borne by [*] to the extent the recall arises from [*]. QLT shall replace any such defective Visudyne Product or, at Novartis’ sole discretion, any batch containing such defective Visudyne Product, with conforming Visudyne Product or conforming batch of Visudyne Product, as the case may be, [*]. QLT shall use commercially reasonable efforts to complete such replacement within [*] of Novartis’ notification. All related costs of the administering of the recall and for loss of inventory as a result of such recall [*] and such [*]. Except as otherwise provided in this Section 11.6.5, Novartis [*]. This Section shall have no effect on each party’s obligations under Sections 9, 23.7.1 and 23.7.2 under this Agreement.
Section 12 Trademarks
12.1	Novartis to Select Trademarks
Novartis, as it deems appropriate, shall originate, select and apply to register one or more trademarks under which the Products shall be sold and distributed by Novartis, provided that Novartis shall notify QLT prior to their selection of such trademarks and take into account QLT’s comments regarding same. Novartis agrees not to market any Product under a trademark which is confusingly similar to or incorporates the whole of any trademark of Novartis existing at the time a trademark for a Product is selected. Novartis shall be solely responsible for all prosecution, defence, maintenance and costs relating to all such trademarks and all decisions relative to all such trademarks shall be made by Novartis as the trademark owner.
12.2	Control of Trademarks
QLT shall bear no responsibility for any of the costs and efforts associated with the selection, searching, registration, licensing and protection of such trademarks. QLT shall not use, or assert any claim in, any of such trademarks owned by Novartis or in any trademark confusingly similar to any of such trademarks either during or, unless QLT has succeeded to the ownership of any

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such trademark, after the expiration or termination of this Agreement nor utilize any trademark licensed to Novartis hereunder, while such license is in effect, in any manner so as to cause confusion with any Products or as to the identity of any marketer thereof.
12.3	Review of Trademarks
Upon QLT’s reasonable request from time to time, Novartis shall provide to QLT for review, copies of all packaging, promotional material and advertising which it shall intend to use that refers to QLT, BPD or any Additional Photosensitizer of QLT. At QLT’s reasonable request, Novartis shall refer to the Products of QLT in such literature by the QLT trademark that QLT indicates is appropriate, and use such trademarks in a manner consistent with QLT style guidelines for the use of same, as amended from time to time. Novartis shall include on material bearing such trademarks an acknowledgement that such trademarks are the property of QLT. If necessary in any market to maintain QLT’s rights in any QLT trademarks, Novartis shall enter into a registered user agreement regulating its use of such QLT trademarks.
12.4	Trademarks for Product After the Transition Effective Date
12.4.1 Upon and after the Transition Effective Date, Sections 12.1 through 12.3 shall cease to apply as to any of the parties’ trademarks, except that such Sections shall continue to apply to the Visudyne Trademark after the Transition Effective Date, subject to Section 12.4.2.
12.4.2 As set forth in Section 10.11.8, upon and after the Transition Effective Date, and during the term of this Agreement, Novartis shall sell the Visudyne Product only under the Visudyne Trademark in the Novartis Territory. Upon and after the Transition Effective Date, QLT will sell the Visudyne Product only under the Visudyne Trademark in the QLT Territory. QLT will not affix or use any other trademark on or in connection with the Visudyne Product, however QLT may use its trade name on packaging, leaflets, advertising and promotional materials for the Visudyne Product upon and after the Transition Effective Date.
12.4.3 Upon and after the Transition Effective Date, QLT shall have a royalty-free, fully paid right to use the Visudyne Trademark in connection with the Visudyne Product in the QLT Territory as set forth in Section 8.1.3. QLT shall use such trademark in a manner consistent with Novartis style guidelines for the use of same, as amended from time to time. QLT shall include on material bearing such trademark an acknowledgement that such trademark is the property of Novartis. Upon Novartis’ reasonable request from time to time, QLT shall provide to Novartis for review, copies of all packaging, promotional material and advertising which it shall intend to use that refers to the Visudyne Trademark so that Novartis may confirm QLT’s compliance with this Section 12.4.
12.4.4 Upon and after the Transition Effective Date, Novartis shall be responsible for registering, and shall maintain, the Visudyne Trademark in the QLT Territory for as long as the Visudyne Product is sold in the QLT Territory, at its own expense. QLT shall cooperate with Novartis, in the preparation, execution or recording of any documents necessary to register or otherwise protect the Visudyne Trademark in the QLT Territory.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4.5 Novartis will maintain the Visudyne Trademark in the Novartis Territory, at its own expense.
12.4.6 Either party shall notify the other party in writing promptly upon learning of any actual, alleged or threatened infringement of the Visudyne Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against the Visudyne Trademark by a Third Party, identifying in such notice the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. Novartis shall have the first right, but not the obligation, through counsel of its choosing and at its expense, to take any measures it deems appropriate to stop such infringing activities by such Third Party in the QLT Territory. Upon reasonable request by Novartis, QLT shall give Novartis all reasonable information and assistance, and, if necessary for Novartis to prosecute any legal action, joining in the legal action as a party at Novartis’ expense. QLT shall have the right to participate and be represented in any such action by its own counsel and its sole cost and expense without reimbursement hereunder. If QLT elects to so participate or be involved, Novartis shall provide QLT and its counsel with an opportunity to consult with Novartis and its counsel regarding the prosecution of such action (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto). In the event Novartis fails within two (2) months following notice of such infringement, or earlier notifies QLT in writing of its intent not to take commercially appropriate steps to remove any infringement of the Visudyne Trademark then QLT shall have the right, but not the obligation, to do so at QLT’s sole cost and expense. Upon reasonable request by QLT, Novartis shall give QLT all reasonable information and assistance in connection with such suit for infringement at QLT’s expense.
Section 13 Mandatory Right of First Refusal on Additional Photosensitizers
13.1	RFR Notice
During the term of this Agreement, each party will promptly notify the other through the JCC of any opportunities in the Field for the development or commercialization of any Photosensitizer other than BPD or ZnPc that such party may have developed, licensed, acquired or otherwise has commercial access (which notice is hereinafter called the “RFR Notice”).
13.2	Terms of RFR Notice
The RFR Notice shall state a reasonably clear and complete description of the opportunity for such Photosensitizer, and the terms on which each party offers the opportunity to exploit such Photosensitizer, including all monetary and all other material terms, all of which terms shall be consistent with the terms of this Agreement.
13.3	Proof of Principle Required
The RFR Notice shall also be accompanied by sufficient preliminary testing of the Photosensitizer to establish the proof of principle for the Photosensitizer in the Field.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4	Acceptance Notice
Upon receipt of the RFR Notice, the other party may elect to extend the terms of this Agreement to include the development and commercialization of such Photosensitizer within the Field by delivering to the party giving such notice of its intention to do so within sixty (60) days following receipt by the other party of the RFR Notice (which notice is hereinafter called the “Acceptance Notice”).
13.5	Agreement with Third Parties
If the other party fails to deliver the Acceptance Notice in the time period set out in Section 13.4, then the party wishing to commercialize such Photosensitizer in the Field may offer and agree with any other party for the commercialization of same on terms and conditions no more favourable than those set out in the RFR Notice.
13.6	Mandatory Right of First Refusal on Additional Photosensitizers After the Transition Effective Date
Notwithstanding Section 13.1 through 13.5, upon and after the Transition Effective Date the mandatory right of first refusal pursuant to this Section 13 shall be of no further force or effect. The parties further acknowledge that there has been no development of Additional Photosensitizers prior to the Transition Effective Date.
Section 14 Right of First Option to Commercialize
Verteporfin in Certain PDT Dermatology Fields
14.1	Option Field
As used in this Section 14 “Option Field” will mean the use of Verteporfin in PDT for the treatment, prevention or diagnosis of any dermatological condition excluding the treatment, prevention or diagnosis of dermatological tumors. For greater certainty, dermatological tumors include all forms of non-melanoma skin cancer, including multiple basal cell carcinoma, and such conditions are outside of the Option Field. Novartis will have no rights or entitlements whatsoever with respect to any existing or future development programs or the marketing and sale of Verteporfin for the treatment, prevention or diagnosis of dermatological tumors.
14.2	Option Notice
14.2.1 At least 60 days prior to the date that QLT anticipates holding an end of phase II clinical trial meeting with the FDA with respect to any phase II clinical trials conducted by QLT with respect to the use of Verteporfin in the Option Field, QLT will notify Novartis (the “Option Notice”) of its intention to further develop and commercialize the use of Verteporfin in one or more dermatological conditions in the specified Option Field. Upon Novartis’ request, QLT will provide reasonably promptly to Novartis its views on the clinical and pre-clinical data possessed by QLT related to the use of Verteporfin for the dermatological conditions that are the subject of the Option Notice, along with QLT’s then current plans for the continued development and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercialization of Verteporfin for those dermatological conditions and will reasonably discuss the same with Novartis.
14.2.2 If Novartis wishes to participate in the commercialization of Verteporfin in the dermatological conditions described in the Option Notice, Novartis will notify QLT of such intent within thirty days after receipt of the Option Notice and QLT and Novartis will then negotiate each in good faith the financial and all other material terms of an agreement pertaining to the commercialization of Visudyne in such dermatological indications. If:
1. Novartis notifies QLT that it does not wish to participate in such commercialization of Verteporfin;
2. Novartis fails to notify QLT that it wishes to participate in such commercialization of Verteporfin in the time period set out above; or
3. Novartis and QLT fail to enter into a letter of intent with respect to the commercialization of Verteporfin in the dermatological conditions described in the Option Notice prior to the 60th day after the date of QLT’s Option Notice or if Novartis and QLT fail to enter into a binding agreement with respect to the commercialization of Verteporfin in the dermatological conditions described in the Option Notice within 60 days thereafter;
then QLT will be free to pursue alone, or enter into agreements with one or more Third Parties for, the promotion, distribution and/or sale of Verteporfin in the dermatological conditions that were the subject of the Option Notice. Except where the events referred to in (1) and (2) above occurred, for a period of one year following the date that QLT and Novartis discontinue such negotiations such agreements with Third Parties will not be on terms and conditions that are materially more favorable to the Third Party than those previously offered by QLT to Novartis.
14.2.3 Nothing in this Section 14 will obligate QLT to pursue the development, regulatory approval or commercialization of Verteporfin for use in any dermatological condition.
14.3	Right of First Option to Commercialize Verteporfin in Certain PDT Dermatology Fields After the Transition Effective Date
Notwithstanding Section 14.1 and 14.2, upon and after the Transition Effective Date the right of first option to commercialize Verteporfin in certain PDT Dermatology Fields pursuant to this Section 14 shall be of no further force or effect.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 15 Sharing of Development Expenses
15.1	Parties to Fund their Share of the Cost of Development Programs
Each party shall fund its share of the cost of all Development Programs incurred in any fiscal year calculated in accordance with the Funding Formula and paid in accordance with the mechanism set out in this Section 15.
15.2	Funding Formula for Development Expenses
Subject to Section 19.2, the formula for the funding of Development Expenses (the “Funding Formula”) shall be as set out in this Section 15.2:
15.2.1 the Development Expenses for BPD will be split 60% to Novartis and 40% to QLT, except for regulatory filing fees paid to a regulatory authority, which will be split 50% to Novartis and 50% to QLT;
15.2.2 the Development Expenses for ZnPc will be split 50% to Novartis and 50% to QLT and regulatory fees paid to a regulatory authority will be split 50% to Novartis and 50% to QLT;
15.2.3 in respect of any Additional Photosensitizer, as determined in advance by the mutual agreement of QLT and Novartis, acting reasonably.
15.3	How Funding Obligations Met
The funding obligation of each party for all Development Expenses to be incurred in any fiscal year shall be met in three ways, namely:
15.3.1 by each party performing (and being credited for) Labour on Development;
15.3.2 by each party contributing to (and being credited for such contributions) the payment of Third Party costs in accordance with Section 16; and
15.3.3 in accordance with any Settlement Payment to be issued pursuant to Section 17.
15.4	Limitation on Funding
Neither party shall recover from the other or be credited for any Development Expenses:
15.4.1 incurred on any activities in a Development Program for which the JCC has not approved a budget for such activities; or
15.4.2 in excess of the amount contained in the budget for such Development Expenses without the prior written approval of the JCC.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.5	Inability to Meet Funding Obligations
The parties acknowledge that there may be circumstances whereby the JCC determines that certain Work under a Development Program should be performed, but one party is unable to meet its funding obligation under the Funding Formula. In such circumstances, either party may, at its option, fund the entire costs of such additional Development (“Optional Research and Development”) and the party which funds the full costs of such Optional Research and Development shall be entitled to such compensation as the JCC determines is appropriate in the circumstances, acting reasonably.
15.6	Development Expenses after the Transition Effective Date
Notwithstanding Section 15.1 through 15.5, upon and after the Transition Effective Date, for clarity, the parties shall cease any Development, and accordingly the parties shall cease to share Development Expenses incurred upon and after the Transition Effective Date in connection with all Products, including but not limited to the Visudyne Product. There shall be a final reconciliation of any Development Expenses accrued prior to the Transition Effective Date included in the overall final profit share statement and final distribution of Net Sales of Visudyne Products before the Transition Effective Date in accordance with Section 18.
Section 16 Payment under the Funding Formula
16.1 Payments under the Funding Formula
If a party has incurred less costs and expenses than its proportionate share of Development Expenses, it shall remit to the other party an amount equal to the quotation set out in the Funding Formula described in Section 15.2 of the difference between its costs and expenses to those of the other party, such remittance being paid within a further sixty (60) days after the date of the later of the two statements described in Section 17.5. Subject to and not inconsistent with the Release provisions of Sections 26.1 to 26.4 inclusive, any dispute arising with respect to Development activities conducted prior to the Transition Effective Date between the parties as to what costs and expenses are to be shared as Development Expenses shall be referred to the JCC, except that if such dispute arises after the Transition Effective Date, such dispute may be referred first to the parties’ representatives provided for in Section 5.7.2, and if such representatives fail to resolve such dispute within thirty (30) days, to arbitration by either party for determination pursuant to Section 29.2. For clarity, this Section 16.1 shall not apply to any development expenses incurred for Products after the Transition Effective Date.
Section 17 Settlement Payments
17.1	Payment of Settlement Payments
The parties shall calculate and make Settlement Payments in accordance with the terms of this Section 17 as to Development Expenses incurred for Product prior to the Transition Effective Date.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.2	Creation of Reconciliation Statements
Within forty-five (45) days of the end of each Calendar Quarter, the Program Coordinator of each Development Program shall provide to the JCC quarterly reconciliation statements in the form established by the JCC for the funding status of each of the Development Programs in the Global Development Plan.
17.3	How Reconciliations Calculated
Reconciliations shall be calculated on the aggregate of the Development Programs undertaken so that each party funds its full share of the Development Expenses of those programs and recovers any Development Expenses incurred by it that are in excess of the amount that would have been borne by it under the Funding Formula.
17.4	Who Makes and Receives Settlement Payments
Settlement Payments shall be made to the party whose total Development Expenses exceed the Development Expenses that should have been incurred by such party pursuant to the Funding Formula, to the extent of such excess. Settlement Payments shall be made by the party whose total Development Expenses falls short of the Development Expenses that should have been incurred by such party pursuant to the Funding Formula, to the extent of such shortfall.
17.5	Timing and Procedure of Settlement Payments
Settlement Payments of Development Expenses shall be made by both parties in accordance with the quarterly reconciliation statements and according to the procedures established by the JCC. Settlement Payments shall be made in Swiss currency and paid by wire transfer to the bank account of each party of which the other party has been given notice from time to time. Settlement Payments for Development Expenses shall be made:
17.5.1 annually, at a minimum; or
17.5.2 when a reconciliation statement indicates that a pre-set Reconciliation Threshold is exceeded by any party.
17.6	Determination of Reconciliation Thresholds
Each party shall establish its “Reconciliation Threshold” annually and notify the JCC of same. The Reconciliation Threshold represents the total amount of Development Expenses a party is prepared to incur without payment of a Settlement Payment to restore such party to the position it would have been in had the parties each incurred no more than the proportion of the Development Expenses each is obliged to incur pursuant to this Agreement. The JCC is responsible for initiating requests for Settlement Payments when a party notifies the JCC that its Reconciliation Threshold has been reached.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 18 Proceeds from Net Sales
18.1	Receipt and Distribution of Net Sales of Visudyne Products Prior to Transition Effective Date
Novartis will receive all Net Sales of Product occurring prior to the Transition Effective Date, in trust for the benefit of the Alliance and distribute same forthwith after the end of each Calendar Quarter in accordance with the terms of this Section 18.
18.2	Deductions from Net Sales
Novartis shall deduct from Net Sales occurring prior to the Transition Effective Date:
18.2.1 the Marketing and Distribution Expenses attributable to such Net Sales and retain same for its own benefit;
18.2.2 the Manufacturing Expenses attributable to such Net Sales and:
1. if Novartis is the manufacturer of the Product in respect of which the Net Sales were received, retain same for its own benefit;
2. if QLT is the manufacturer of the Product in respect of which the Net Sales were received, pay same to QLT;
18.2.3 any Third Party Royalties payable by either party in respect of the manufacture, use or sale of the Product in respect of which such Net Sales were made, and, if QLT is the party obliged to pay such royalties, pay same to QLT. For the avoidance of doubt, any ongoing liability on the part of QLT to make payments to MEEI and MGH in respect of the litigation referred to at Section 26 shall not be deemed a Third Party Royalty for the purposes of the Agreement.
18.3	Distribution of Remainder
The remainder of Net Sales occurring prior to the Transition Effective Date after deduction as contemplated in Section 18.2 shall be credited to the parties and distributed in the proportions contemplated in Section 19.
18.4	Timing of Distributions
All payments and distributions to be made in accordance with this Section 18 shall be made by Novartis to QLT concurrently with the distribution of the sales report contemplated in Section 9.6.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.5	Currency and Method of Payments
All payments to be made in accordance with this Section 18 shall be made by Novartis to QLT in currency of the United States by couriered cheque or wire transfer to the bank account of QLT of which Novartis has been given notice from time to time.
18.6	Conversion of Currency
Payments shall be computed and made in U.S. dollars under this Section 18 by first converting the Net Sales and all related costs from the local currency into Swiss francs in accordance with Novartis’ normal accounting practices and then into U.S. dollars or such other currency as QLT may request calculated using the “noon wholesale buying rate” published in The Wall Street Journal on the last business day of the Calendar Quarter for such Net Sales.
18.7	Credit to Novartis for Deficiencies
If, in respect of any Net Sales of Products occurring prior to the Transition Effective Date the Manufacturing Expenses, Third Party Royalties and the Marketing and Distribution Expenses exceed the Net Sales to which such expenses are attributable, then Novartis shall be entitled to credit the amount of such deficiency that would be allocated to QLT in accordance with Section 19 against future distributions to QLT to be made in accordance with Section 18.3.
18.8	Proceeds From Net Sales After the Transition Effective Date
The parties shall no longer share any proceeds from Net Sales of the Product made upon and after the Transition Effective Date pursuant to this Section 18. Instead, Novartis shall pay to QLT the amounts due to it pursuant to Article 20, and QLT shall pay any applicable amounts due to Novartis pursuant to Section 27.7.1.
Section 19 Calculation of Net Proceeds
19.1	Proceeds Sharing
The underlying principle of this Agreement is that QLT and Novartis will equally share risks and benefits through Development and commercialization of Products prior to the Transition Effective Date as sole collaborators. Except as expressly otherwise set out in this Agreement to contemplate credits for allocation of certain expenses as agreed between the parties as set out in Section 15.2 or modifications to the division of expenses and the benefit of such expenses as set out in Section 19.2, after deductions or credits for the Manufacturing Expenses, Third Party Royalties and the Marketing and Distribution Expenses, the remainder (“Net Proceeds”) will be divided equally between QLT and Novartis.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.2	Modification to Division of Proceeds
If either party wishes to reduce its contribution to Development Expenses below the levels in Section 15.2, and the other party agrees, this reduction will be reflected in a comparable adjustment of the sharing of Net Proceeds as agreed to between the parties herein.
19.3	Determination of Division of Proceeds
The determination of the Net Proceeds shall be made by both parties on a commercially reasonable basis consistent with the terms of this Agreement. Both parties shall agree to use all reasonable efforts to arrive at an equitable determination.
19.4	Disputes as to Proceeds
Subject to and not inconsistent with the Release provisions of Section 26.1 to 26.4 inclusive, in the event that the parties cannot agree on the determination of proceeds from Net Sales as provided for in Section 19.1, either party may refer the matter for determination to arbitration in accordance with Section 29.2. For the avoidance of doubt, any disagreement shall in no event relate to matters released pursuant to Sections 26.1 to 26.4 inclusive.
19.5	Calculation of Net Proceeds During the Pre-Transition Period and After the Transition Effective Date
19.5.1 During the Pre-Transition Period, Sections 18 and 19 continue to apply and each of the parties agrees that it will continue to include in Manufacturing Expenses, Third Party Royalties and the Marketing and Distribution Expenses for Products only such costs and expenses as are reasonable for the purposes of calculating Net Proceeds under this Agreement, consistent with past practice. Each party agrees not to include in Manufacturing Expenses, Third Party Royalties and the Marketing and Distribution Expenses for Products during the Pre-Transition Period any unusual or exceptional costs or expenses without the prior written consent of the other party.
19.5.2 Upon and after the Transition Effective Date, Novartis shall book all sales in the Novartis Territory and pay to QLT the royalties provided in Article 20, and Sections 18 and 19.1 to 19.4 (inclusive) shall no longer apply to sales in respect of orders placed after the Transition Effective Date.
19.5.3 Upon and after the Transition Effective Date, QLT shall book all sales in the QLT Territory. The JCC shall coordinate a transition to QLT of all orders received by Novartis prior to the Transition Effective Date for Visudyne Product to be delivered after the Transition Effective Date in the United States so that QLT thereafter can assume responsibility for fulfilling such orders and distributing such Visudyne Product in the QLT Territory as required therefor, with QLT booking all such sales.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 20 Royalty Payments after Transition Effective Date for Visudyne Products
20.1	Royalties
20.1.1 As partial consideration for the rights granted to Novartis under this Agreement, upon and after the Transition Effective Date, Novartis shall no longer be obligated to make payments to QLT pursuant to Sections 18 and 19 with respect to any Product, including but not limited to the Visudyne Product, but shall pay to QLT a royalty of (i) twenty percent (20%) of Net Sales of the Visudyne Product in the Novartis Territory by Novartis, its Affiliates and sublicensees occurring during the period commencing on the Transition Effective Date until and including December 31, 2014, and (ii) sixteen percent (16%) of Net Sales of the Visudyne Product in the Novartis Territory by Novartis, its Affiliates and sublicensees occurring during the period commencing on January 1, 2015 until and including December 31, 2019.
20.2	Royalty Reports and Royalty Payment
20.2.1 Novartis will provide to QLT no later than [*] days after the end of each Calendar Quarter (or portion thereof if this Agreement terminates during a Calendar Quarter) following the Transition Effective Date, a full and accurate accounting of the following information for each country in the Novartis Territory in which Net Sales of the Visudyne Product were made by Novartis, its Affiliate and sublicensees during such Calendar Quarter:
1. the Net Sales for the Visudyne Product by Novartis, its Affiliates and sublicensees in the currency in which sales were made and in U.S. dollars after the application of the exchange rate during the reporting period, and the calculations made in determining such Net Sales;
2. the royalties payable in United States dollars that have accrued hereunder in respect of such Net Sales and the basis for calculating those royalties; and
3. number of units of Visudyne Product sold in each country of the Novartis Territory by Novartis, its Affiliates and sublicensees.
After the receipt of the royalty report for each Calendar Quarter (or portion thereof if this Agreement terminates during a Calendar Quarter), QLT shall submit to Novartis an invoice in respect of the royalty payment due for such Calendar Quarter (or portion thereof if this Agreement terminates during a Calendar Quarter) in the form mutually agreed upon by the parties within [*] days after the Restatement Date. Subject to Novartis’ approval of the invoice, Novartis shall pay any such royalty payment due within [*] days of receipt of such invoice. All payments under this Agreement shall be payable in US dollars. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.3	Third Party Royalties after Transition Effective Date for Visudyne Products
20.3.1 Novartis shall reimburse to QLT all Third Party Royalties that are due and payable pursuant to the UBC Agreement and the MGH Agreement on Net Sales of the Visudyne Product by Novartis, its Affiliates or sublicensees in the Novartis Territory occurring upon and after the Transition Effective Date through [*] subject to the following: (a) Novartis’ obligation to reimburse royalties due pursuant to the MGH Agreement shall not [*]; and (b) Novartis’ obligation to reimburse royalties due pursuant to the UBC Agreement shall not [*]. [*] shall pay all Third Party Royalties that are [*] upon and after the Transition Effective Date, and except as provided in (a) and (b) of the first sentence of this Section 20.3.1, [*]. Other than the foregoing Third Party Royalties and subject to the provisions of Section 26 and Section 27.2.6, [*] shall be responsible for paying any royalties or similar payments due to Third Parties with respect to the Net Sales of the Visudyne Product in the [*], and [*] shall be responsible for paying any royalties or similar payments due to Third Parties with respect to Net Sales of the Visudyne Product [*]. In the event that [*] reasonably determines that rights to intellectual property owned or Controlled by a Third Party are required to fully exercise the licenses to the [*] shall notify [*] of its desire to obtain such license. In such case, the parties shall discuss in good faith [*] view of why such intellectual property rights are required for such purpose and the material terms of compensation that [*] expects to be necessary to obtain such license. [*] such license is [*], [*] the payments [*] of the [*] by [*] to such Third Party. QLT shall not enter into any agreements with Third Parties that would [*] with respect to [*] following the Restatement Date without [*].
20.3.2 Taxes and Withholding
In the event that any royalties or other payments due to QLT are subject to withholding tax required by Applicable Law to be paid by Novartis to the taxing authority of any foreign country on QLT’s behalf, Novartis may deduct the amount of such tax from the applicable royalties or other payment otherwise payable to QLT. In such event, Novartis shall pay the taxes to the proper taxing authority and shall send evidence of the obligation together with proof of payment to QLT following such payment; provided, however, that prior to making any such withholding payment, Novartis shall give QLT reasonable notice of its intention to withhold and the basis for such withholding, and shall (both prior to and after any such withholding) reasonably cooperate with QLT in its efforts to eliminate or minimize such withholding obligations and/or to obtain credit for payment thereof.
20.3.3 Records Retention after Transition Effective Date
Upon and after the Transition Effective Date, Novartis and its Affiliates will maintain (and will ensure that Novartis’ permitted sublicensees and agents will maintain) complete and accurate books, records and accounts that fairly reflect their respective gross sales, expenses, relevant deductions from gross sales, Net Sales, calculations of transfer prices and costs in sufficient detail to confirm the accuracy of any payments required or royalty reports made pursuant to this Section 20 and in accordance with International Financial Reporting Standards (“IFRS”), which

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

books, records and accounts will be retained by Novartis for [*] after the end of the period to which such books, records and accounts pertain.
20.4	Financial Audit Rights, Reconciliation Payments; Confidentiality
20.4.1 After the Transition Effective Date, QLT will have the right to have an independent accounting firm of internationally recognized standing, reasonably acceptable to Novartis, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Novartis and its Affiliates as may be reasonably necessary to verify the accuracy of any royalty reports made pursuant to Section 20.2 including the accuracy of gross sales, applicable deductions from gross sales, and Net Sales for any Calendar Quarter ending not more than [*] prior to the date of such request; provided, however, that QLT will have the right to conduct no more than one (1) such audit in each country in the Novartis Territory in any twelve (12) month period and not more frequently than once with respect to records covering any specific period of time. The accounting firm will provide QLT and Novartis with a written report of its findings. QLT will bear the cost of such audit.
20.4.2 If, based on the results of such audit, additional payments are owed by Novartis under this Agreement, Novartis will promptly make such additional payments. Novartis will include such additional payments, together with interest on such additional payments at an annual rate of [*] in the next quarterly royalty report due at the latest. If the audit finds that Novartis has paid more to QLT than it was obligated to pay under this Agreement, QLT will reimburse Novartis for such overpayment and will pay to Novartis interest on such overpayment at an annual rate of [*]. The provisions of this Section 20.4.2 shall also apply to any errors discovered by either party in the quarterly royalty report which have led to an overpayment or underpayment of royalties.
20.4.3 QLT will treat all information subject to review under this Article 20 in accordance with the confidentiality provisions of Article 24 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Novartis obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.
Section 21 Relationship of the Parties and Accounting
21.1	Alliance Relationship
The association of the parties is strictly limited to the purpose described in this Agreement and will not be extended, by implication or otherwise. It is not the purpose of this Agreement or the intention of the parties to create, nor will this Agreement be construed to create, a partnership or in any way to render the parties liable as partners.
21.2	Authorized Expenditures
Except to the extent provided by this Agreement, no party will have the authority to incur any costs or expenses on behalf of the Alliance, or to assume any obligation, liability or

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

responsibility on behalf of the other party, or engage any other individual, firm or corporation to perform any portion of the Work or provide any services or material for the Alliance.
21.3	Accounting
For the administrative convenience of the parties, the JCC will cause the interests of the parties in the Assets, the parties’ obligations for the Development Expenses, and the contributions of each party to be recorded on a common set of books and accounts kept in accordance with accounting principles to be determined by the JCC and on the basis of a December 31 year-end, separately from the recording of the other business transactions carried on by either patty.
21.4	Financial Reports
On or before the tenth Business Day of each succeeding month, each Program Coordinator, under the supervision of the JCC, will have prepared from such accounts and provided to the JCC:
21.4.1 a schedule of Assets for the Alliance as at the end of the previous month, with comparison to budget;
21.4.2 a statement of Development Expenses for the previous month, with comparison to budget;
21.4.3 a statement of the interests of each party in the Alliance, including the amounts each party was entitled to payment, with comparison to budget;
21.4.4 such other information as is material to the operations of the Alliance; and
21.4.5 such other information relating to the operation of the Alliance as either party reasonably requests;
showing the several interests of the parties therein.
21.5	Books of Account and Records
Each party shall keep proper books of account and records and supporting vouchers respecting all matters under this Agreement and shall allow the other party by its duly appointed representative or accountant at its own costs and at all reasonable times upon reasonable notice to inspect and take copies of or extracts from such books, records, vouchers for the purpose of verifying the amounts under this Agreement.
21.6	The Parties Relationship and Accounting After the Transition Effective Date
21.6.1 During the Pre-Transition Period Sections 21.3 through 21.5 shall apply with respect to activities relating to any Product, including but not limited to the Visudyne Product, occurring prior to the Transition Effective Date.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

21.6.2 Upon and after the Transition Effective Date Sections 21.3 through 21.5 shall no longer apply with respect to activities relating to any Product, including but not limited to the Visudyne Product, occurring on or after the Transition Effective Date.
Section 22 Representations and Warranties
22.1	Representations of Each Party
Each party makes the representations and warranties to the other party as set out in this Section 22.
22.2	Title to Products
Each party hereby represents and warrants to the other that it has good and marketable title to, and the right to sell, its Products including such licensing of technology and patent rights as are useful and necessary for the parties to carry out the terms of this Agreement.
22.3	Representations and Warranties of Novartis
Novartis hereby represents and warrants as follows:
22.3.1 Novartis has been duly incorporated and organized and is validly subsisting and in good standing in its jurisdiction of incorporation. Novartis has the corporate power to own or lease its property and to carry on the business as now being conducted by it;
22.3.2 the entering into of this Agreement and the transactions contemplated hereby shall not result in the violation of any of the terms and provisions of the constating documents of Novartis or of any indenture or other agreement, written or oral, to which Novartis may be a party;
22.3.3 the entering into of this Agreement and the transactions contemplated hereby shall not result in the violation of any law or regulation of any country;
22.4	Representations and Warranties of QLT
QLT hereby represents and warrants as follows:
22.4.1 QLT has been duly incorporated and organized and is validly subsisting and in good standing with the Registrar of Companies (British Columbia); it has the corporate power to own or lease its property and to carry on the business as now being conducted by it;
22.4.2 the entering into of this Agreement and the transactions contemplated hereby shall not result in the violation of any of the terms and provisions of the constating documents of QLT or of any indenture or other agreement, written or oral, to which QLT may be a party;
22.4.3 the entering into of this Agreement and the transactions contemplated hereby shall not result in the violation of any law or regulation of any country; and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

22.4.4 to QLT’s knowledge, the entering into of this Agreement is in accordance with [*] and will not [*] prior to the Restatement Date.
Section 23 Limitations On Liability And Indemnity
23.1	SPECIFIC EXCLUSION OF OTHER WARRANTIES
EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, EACH PARTY MAKES TO THE OTHER NO WARRANTIES, REPRESENTATIONS, CONDITIONS, OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED BY LAW OR CUSTOM.
23.2	LIMITED DAMAGES
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT FOR DAMAGES FOR LOST PROFITS, LOST SAVINGS, OR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES IN CONNECTION WITH THE SALE OR USE OF THE PRODUCTS OR ANY PART THEREOF OR THIS AGREEMENT UNLESS CAUSED BY SUCH PARTY’S WILFUL MISCONDUCT.
23.3	MONETARY LIMIT
IF, DESPITE THE FOREGOING LIMITATIONS, FOR ANY REASON EITHER PARTY BECOMES LIABLE TO THE OTHER PARTY FOR DAMAGES INCURRED IN CONNECTION WITH THE MANUFACTURE, DELIVERY, IMPORTATION, SALE OR USE OF THE PRODUCTS OR ANY PART THEREOF OR THIS AGREEMENT, THEN, THE AGGREGATE LIABILITY OF SUCH PARTY FOR ALL DAMAGES, INJURY, AND LIABILITY INCURRED BY THE OTHER PARTY AND ALL THIRD PARTIES IN CONNECTION WITH PRODUCTS SHALL BE LIMITED TO AN AMOUNT EQUAL TO SUCH PARTY’S THEN ACCUMULATED SHARE OF NET SALES CALCULATED IN ACCORDANCE WITH SECTION 18. IF THIS AMOUNT IS NOT ENOUGH TO COVER THE AGGREGATE LIABILITY OF SUCH PARTY, THEN THE LIABILITY AMOUNT SHALL BE DEDUCTED FROM THE FUTURE SHARE OF NET SALES PROCEEDS OF SUCH PARTY AT THE RATE OF 50% OF SUCH PARTY’S DISTRIBUTION PAYMENTS UNTIL THE LIABILITY IS COVERED.
23.4	INDEMNITY ONLY REMEDY FOR INFRINGEMENT
EACH PARTY’S ONLY RIGHTS AND REMEDIES IN CONNECTION WITH CLAIMS BY THIRD PARTIES THAT ANY PRODUCTS, THE RIGHTS LICENSED UNDER THIS AGREEMENT, OR THE EXPLOITATION THEREOF INFRINGES THE INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OR TRADE SECRETS OF SUCH CLAIMANTS SHALL BE LIMITED TO THE INDEMNITY SET OUT IN SECTIONS 23.5 AND 23.6.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.5	Novartis Indemnity
Novartis agrees to indemnify and save harmless QLT from and against all claims, actions, direct damages, losses, costs and expenses of any kind (including that arising out of physical injury) made upon QLT by any third party:
23.5.1 respecting the manufacture, transport or storage of ZnPc and any Additional Photosensitizers for which Novartis is the Drug Owner and the sale, distribution or use of any Products, except for those for which QLT indemnifies Novartis pursuant to Section 23.6; and
23.5.2 that the rights licensed by Novartis to QLT under this Agreement, or the exploitation thereof infringes its lawful property rights, including rights in any valid patent, copyright, or trade secret.
23.6	QLT Indemnity
QLT agrees to indemnify and save harmless Novartis from and against all claims, actions, direct damages, losses, costs and expenses of any kind (including that arising out of physical injury made upon Novartis by any third party:
23.6.1 respecting the manufacture, transport, storage and sale to Novartis of BPD (except to the extent arising from activities conducted with respect to the Visudyne Product after the Transition Effective Date) or any Additional Photosensitizer for which QLT is the Drug Owner;
23.6.2 respecting any promotional activities for the Visudyne Product in North America by QLT or a Third Party acting on QLT’s behalf (other than Novartis) prior to the Transition Effective Date; and
23.6.3 that the rights licensed by QLT to Novartis under this Agreement, or the exploitation thereof infringes its lawful property rights, including rights in any valid patent, copyright, or trade secret.
23.7	Limitation of Liability and Indemnity After the Transition Effective Date
Sections 23.1, 23.2, 23.4 shall govern the parties’ limitations on liability and indemnity with respect to activities conducted regarding the Product prior to the Transition Effective Date.
Sections 23.1, 23.2, 23.4 shall continue to govern the parties’ limitations on liability and indemnity with respect to activities conducted regarding the Visudyne Product upon and after the Transition Effective Date, except that in Section 23.4 the reference to Section 23.5 and 23.6 shall be deemed to refer instead to Sections 23.7.1 and 23.7.2, and Section 23.3 shall cease to apply solely with regard to activities conducted upon or after the Transition Effective Date in respect of the Visudyne Product.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.7.1 Novartis shall indemnify and save harmless QLT and its Affiliates from and against all claims, actions, direct damages, losses, costs and expenses of any kind (including that arising out of physical injury) made upon QLT and/or an Affiliate by any third party:
1. respecting the sale, distribution or use of the Visudyne Product by Novartis, its Affiliate or sublicensee in the Novartis Territory on and after the Transition Effective Date, except for those for which QLT indemnifies Novartis pursuant to Section 23.7.2, and the limitation at Section 23.2 shall not apply to this Section 23.7.1; or
2. arising from Novartis’ material breach of this Agreement, or its negligence or recklessness on or after the Transition Effective Date.
23.7.2 QLT shall indemnify and save harmless Novartis and its Affiliates from and against all claims, actions, direct damages, losses, costs and expenses of any kind (including that arising out of physical injury) made upon Novartis and/or an Affiliate by any third party:
1. respecting the manufacture, transport, storage and sale to Novartis of Visudyne Product on and after the Transition Effective Date, but excluding any claims respecting the manufacture of the Visudyne Product by Novartis or its Affiliates or Third Party independent contractors engaged by Novartis to the extent permitted under this Agreement;
2. respecting the sale, distribution or use of the Visudyne Product by QLT, its Affiliate or sublicensee in the QLT Territory on and after the Transition Effective Date, including the content of the Web Site it provides in the course of exercising its obligations under Section 10.11.9 after the Transition Effective Date, except for those for which Novartis indemnifies QLT pursuant to Section 23.7.1, and the limitation at Section 23.2 shall not apply to this Section 23.7.2; or
3. arising from QLT’s material breach of this Agreement or its negligence or recklessness on or after the Transition Effective Date.
23.8	Limitation on Indemnities
The indemnities set out in Sections 23.5, 23.6, 23.7.1 and 23.7.2 shall apply only on the condition that:
23.8.1 the indemnifying party shall have sole conduct of all proceedings and negotiations connected with such claims;
23.8.2 the other party shall promptly notify the indemnifying party of all such claims and shall not make any admissions regarding them;

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.8.3 the amount of this indemnity shall not in the aggregate exceed the limit set out in Section 23.3 in respect of the indemnities in Sections 23.5 and 23.6;
23.8.4 the other party shall provide the indemnifying party with reasonable assistance and authority in connection with such claims; and
23.8.5 if a claim is alleged as contemplated by Sections 23.5.2 or 23.6.2, or the indemnifying party reasonably believes that a claim shall be alleged then, at its own expense, the indemnifying party may procure for the other party a license to continue to using the infringing item, and/or the indemnifying party may modify or replace the infringing item to avoid infringement.
Section 24 Proprietary Information
24.1	Obligation of Confidentiality
Novartis and QLT agree that it is in the best interest of both parties if the exchange of Proprietary Information is limited to that required for performance under this Agreement. Neither party shall communicate the other party’s Proprietary Information to any Third Party and each party shall use its best efforts to prevent inadvertent disclosure of the other party’s Proprietary Information to any third party.
24.2	Identification of Proprietary Information
A recipient of Proprietary Information shall be obligated to protect such Proprietary Information disclosed under this Agreement as is:
24.2.1 disclosed in tangible form clearly labelled as confidential at the time of disclosure; or
24.2.2 disclosed initially in non-tangible form identified as confidential at the time of disclosure and, within thirty days following the initial disclosure, summarized and designated as confidential in a written memorandum delivered to the recipient.
24.3	Property in Proprietary Information
All Proprietary Information received under this Agreement shall be the sole and exclusive property of the disclosing party absolutely, whether or not the Proprietary Information is capable of patent, copyright, registered design or like protection, and whether or not such protection has been or is sought or taken out.
24.4	Acknowledgement of Confidentiality
Each of the parties acknowledge and confirm that any and all identified Proprietary Information either party has received from the other prior to and since the Effective Date was obtained, at the time of its receipt, under an obligation of confidentiality on the terms as set forth herein.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

24.5	Duration of Obligation
The confidentiality obligations under this Agreement shall extend for five years from receipt of the Proprietary Information or the expiry or earlier termination of this Agreement, whichever occurs later.
24.6	Exclusions from Proprietary Information
This Agreement imposes no obligation on the receiving party with respect to Proprietary Information disclosed under this Agreement if the receiving party can conclusively demonstrate that the information:
24.6.1 was in the receiving party’s possession before receipt from the disclosing party; or
24.6.2 is or becomes a matter of public knowledge through no fault of the receiving party; or
24.6.3 is rightfully received by the receiving party without a duty of confidentiality; or
24.6.4 is disclosed by the disclosing party to a third party without a duty of confidentiality of the third party; or
24.6.5 is disclosed under the operation of law or the requirement of a government agency; or
24.6.6 is disclosed by the receiving party with the prior written approval of the disclosing party; or
24.6.7 is independently developed by the receiving party.
24.7	Disclosure to Consultants
Novartis and QLT may utilize the services of third party consultants from time to time in connection with a Development Program or otherwise exercising their rights to develop the Visudyne Product upon and after the Transition Effective Date. The parties agree that Proprietary Information of either of them may be disclosed to such consultants provided that the party making the disclosure:
24.7.1 requires the consultant to sign a confidentiality agreement setting forth the consultant’s obligations with respect to Proprietary Information, which shall be consistent with this Section 24; and
24.7.2 limits the disclosure to the information necessary to enable the consultant to provide the consulting services.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

24.8	Disclosure to Employees
Novartis and QLT shall ensure that all of their respective employees who may receive Proprietary Information of the other party have signed an agreement setting forth the employee’s obligations with respect to Proprietary Information in accordance with the party’s normal employment practices.
Section 25 Proprietary Rights
25.1	Patent Listing
As of the Restatement Date:
25.1.1 QLT Patents are listed in the attached Schedule 1.1.64;
25.1.2 Joint Patents, Novartis [*] Patents and Novartis Patents are listed in the attached Schedules 1.1.29, 1.142 and 1.1.44, respectively.
25.2	Update of Listing
Schedule 1.1.64 shall be updated from time to time or at the request of Novartis by QLT to include new QLT Patents and forthwith provided to Novartis. Schedule 1.1.44 shall be updated from time to time or at the request of QLT by Novartis to include new Novartis Patents and forthwith provided to QLT.
25.3	Further Information Regarding Patents
QLT, in respect of QLT Patents, and Novartis, in respect of Novartis Patents, shall each, at the request of the other, provide copies of any patent files and histories. The recipient of such information agrees to treat it as the disclosing party’s Proprietary Information pursuant to the terms of this Agreement.
25.4	Ownership of Proprietary Rights
Except as expressly provided in this Agreement, each party agrees that it shall have or obtain no rights in the other party’s proprietary rights, products, materials and methodologies except pursuant to a separate written agreement executed by the parties.
25.5	Ownership of Work Product in General
Until the Transition Effective Date, any inventions, discoveries, improvements, ideas, concepts, know-how and techniques developed pursuant to a Development Program by either party or jointly by the parties’ personnel, and any Novartis Patents, QLT Patents, or Joint Patents, shall be treated as follows:
25.5.1 if made solely in respect of BPD, they shall be the property of QLT and QLT shall grant to Novartis an exclusive and royalty-free licence in the Field to use same to the extent

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

necessary and solely for the purposes of developing, manufacturing and distributing Products, all as contemplated by this Agreement; and
25.5.2 if made solely in respect of ZnPc, they shall be the property of Novartis and Novartis shall grant to QLT an exclusive and royalty-free licence in the Field to use same to the extent necessary and solely for the purposes of developing, manufacturing and distributing Products, all as contemplated by this Agreement; and
25.5.3 if the circumstances set out in Section 25.5.1 and 25.5.2 do not apply:
1. if made by an employee, agent or licensee of QLT, they shall be the property of QLT and QLT shall grant to Novartis an exclusive and royalty-free licence in the Field to use same to the extent necessary and solely for the purposes of developing, manufacturing and distributing Products, all as contemplated by this Agreement;
2. if made by an employee, agent or licensee of Novartis, they shall be the property of Novartis and Novartis shall grant to QLT an exclusive and royalty-free licence in the Field to use same to the extent necessary and solely for the purposes of developing, manufacturing and distributing Products, all as contemplated by this Agreement; and
3. if jointly made by employees, agents or licensees of both QLT and Novartis, they shall be jointly owned by QLT and Novartis without any accounting for it and QLT and Novartis shall each have the right to use, license and otherwise exploit same without the further consent of the other party but subject to the terms of this Agreement.
25.5.4 Notwithstanding anything to the contrary set forth in Sections 25.5.1 through 25.5.3, ownership of inventions, discoveries, improvements, ideas, concepts, know-how and techniques developed or made by the parties’ personnel, solely or jointly, pursuant to this Agreement after the Transition Effective Date in respect of [*].
25.6	Registrations
25.6.1 With respect to any proprietary rights owned by either party, the party owning such proprietary rights may file such patent or other applications in such countries as such party shall deem advisable. Each party will provide the other with information with respect to registration of proprietary rights through the updating of their respective schedules for QLT Patents or Novartis Patents, as appropriate.
25.6.2 From the Transition Effective Date onward, Novartis may file any patent applications claiming [*] that are made upon or after the Transition Effective Date in respect of [*]; provided that such patent applications and patents shall be [*]. From the Transition Effective Date onward, QLT may file any patent applications claiming [*] that are made upon or

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

after the Transition Effective Date [*]; provided that such patent applications and patents shall be [*].
25.7	Prosecution of Patents
The owner of each patent will pay for and have control over the applications for their respective patents. Novartis and QLT shall jointly own all Joint Patents [*] and shall employ mutually acceptable counsel for the purpose of timely preparing, filing, prosecuting, and maintaining such Patents. The expenses associated with Joint Patents and other jointly owned Patents shall be shared equally by QLT and Novartis. Assessments of rights and determinations regarding the registration of Joint Patents and other jointly owned Patents shall be made by the JCC.
25.8	Notice Requirement
25.8.1 After the Effective Date, a party asserting sole ownership to any work product developed pursuant to a Development Program shall provide reasonable notice to the other party of its intention to seek patent protection of such proprietary rights. The other party shall have a reasonable opportunity to review and comment on such assertions prior to the filing of a patent application.
25.8.2 Notwithstanding the foregoing, if after the Transition Effective Date one party desires to file for patent protection of any Visudyne Inventions that are solely owned by such party (subject to Section 25.6), such party may proceed independently with respect thereto with no obligation to provide notice to the other party pursuant to Section 25.8.1.
25.9	Mandatory License
The parties shall grant to each other a non-exclusive license to use and exploit the intellectual property owned or controlled by the licensing party created pursuant to any Development Program, solely for the purposes of performing under this Agreement, which license continues on termination or expiration of this Agreement to the extent necessary for a party to exercise its rights after termination as provided in Section 27.
25.10	Patent Prosecution After the Transition Effective Date
25.10.1 If, after the Transition Effective Date, Novartis elects not to continue to prosecute and thereby abandon a Patent claiming any of its intellectual property rights included in the Novartis Technology relating to the Visudyne Product or (subject to pre-existing rights granted to Third Parties as of the Restatement Date) the Novartis [*] Patents, in either case in the QLT Territory, or elects not to maintain and thereby abandon any such Patent, it will notify QLT not less than [*] before any relevant deadline, and offer to assign all right, title and interest in such Patent to QLT. If QLT chooses to obtain all right, title and interest in and to such Patent from Novartis, QLT will thereafter have the right, but not the obligation, to pursue, at QLT’s expense and in QLT’s sole discretion, prosecution and maintenance of such Patent thereafter. If, after the Transition Effective Date, QLT elects not to continue to prosecute and thereby abandon a Patent claiming any of its intellectual property rights included in the QLT Technology relating

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the Visudyne Product in the Novartis Territory, or elects not to maintain and thereby abandon any such Patent, it will notify Novartis not less than [*] before any relevant deadline, and offer to assign all right, title and interest in such Patent to Novartis, subject to Section 25.10.2 below. If Novartis chooses to obtain all right, title and interest in and to such Patent from QLT, subject to Section 25.10.2 below, Novartis will thereafter have the right, but not the obligation, to pursue, at Novartis’ expense and in Novartis’ sole discretion, prosecution and maintenance of such Patent thereafter, provided that if Novartis elects not to continue to prosecute and thereby abandon such Patent claiming any of its intellectual property rights included in the QLT Technology relating to the Visudyne Product in the Novartis Territory, or elects not to maintain and thereby abandon any such Patent, it will notify QLT not less than [*] before any relevant deadline to enable QLT to [*], and otherwise cooperate to assist QLT in connection with its obligations under such agreement.
25.10.2 Notwithstanding Section 25.10.1, if QLT elects not to prosecute or maintain any Patent claiming any of its intellectual property rights included in the QLT Technology relating to the Visudyne Product in the Novartis Territory, and Novartis desires to obtain all right, title and interest in and to such Patent pursuant to Section 25,10.1, but [*], QLT shall grant to Novartis an exclusive (even as to QLT), royalty bearing, perpetual sublicense under such [*] QLT Technology, to research, develop, make, have made, use, import, offer for sale and sell the Visudyne Product in the Novartis Territory upon and after the Transition Effective Date, subject to Section 10.11.6. Such sublicense shall be subject to any limitations imposed under [*], and shall be limited to the scope of the rights granted to QLT [*]. In the event QLT grants to Novartis the license set forth in this subsection 25.10.2 above, QLT shall cooperate with Novartis to pursue, at Novartis’ expense and in Novartis’ sole discretion, the preparation, filing, prosecution, and maintenance of such Patent thereafter.
Section 26 Release — Potential Disputes
26.1	Mutual Release
Each party on behalf of itself and its heirs, successors, assigns, administrators, executors, agents and representatives, hereby expressly releases, remits, acquits and forever discharges the other party, its predecessors, subsidiaries, successors, Affiliates, former Affiliates, and each of their current and former officers, directors, shareholders, employees, managers, principals, affiliates, representatives, assignees, attorneys, insurers, predecessors-in-interest, successors-in-interest, customers, manufacturers, vendors, suppliers, distributors, and agents (collectively, the “Releasees”) from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, charges, losses, costs, or legal costs (including all attorneys’ fees or expenses), of any nature whatsoever known or unknown, fixed or contingent, choate or inchoate, existing up to or relating to the period up to and including the Restatement Date (collectively, the “Claims”), [*].
26.2	MEEI Litigation
26.2.1 QLT, on behalf of itself and its heirs, successors, assigns, administrators, executors, agents and representatives, hereby expressly releases, remits, acquits and forever

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discharges Novartis, its predecessors, subsidiaries, successors, Affiliates, former Affiliates, and each of their current and former officers, directors, shareholders, employees, managers, principals, affiliates, representatives, assignees, attorneys, insurers, predecessors-in-interest, successors-in-interest, customers, manufacturers, vendors, suppliers, distributors, and agents (collectively, the “Novartis Releasees”) from any and all Claims which QLT now has against the Novartis Releasees relating or connected to, or arising out of costs and liabilities incurred by QLT in conducting the litigation between QLT Phototherapeutics Inc. and Massachusetts Eye and Ear Infirmary (“MEEI”) in connection with events related to U.S. patent No. 5,798,349 and certain of MEEI’s research results related to the Visudyne Product; provided that [*] in connection with the litigation involving MEEI. Subject to the foregoing, any payments that become or are payable to MEEI in connection with sales of the Visudyne Product anywhere in the world shall be paid by QLT. This release applies and extends to all rights, causes of action, or Claims asserted, or which could have been asserted, by QLT as of the Restatement Date with respect to the costs incurred by QLT in connection with the litigation involving MEEI, irrespective of the theory of recovery that could have been asserted.
26.2.2 Novartis, on behalf of itself and its heirs, successors, assigns, administrators, executors, agents and representatives, hereby expressly releases, remits, acquits and forever discharges QLT, its predecessors, subsidiaries, successors, Affiliates, former Affiliates, and each of their current and former officers, directors, shareholders, employees, managers, principals, affiliates, representatives, assignees, attorneys, insurers, predecessors-in-interest, successors-in-interest, customers, manufacturers, vendors, suppliers, distributors, and agents (collectively, the “QLT Releasees”) from any and all Claims, which Novartis now has against the QLT Releasees relating or connected to, or arising out of the costs and liabilities incurred by Novartis in conducting the litigation involving MEEI. This release applies and extends to all rights, causes of action, or claims asserted, or which could have been asserted, by Novartis as of the Restatement Date, irrespective of the theory of recovery that could have been asserted.
26.3	MGH Litigation
QLT, on behalf of itself and its heirs, successors, assigns, administrators, executors, agents and representatives, hereby expressly releases, remits, acquits and forever discharges the Novartis Releasees from any and all Claims, which QLT now has or may hereafter have against the Novartis Releasees relating or connected to, or arising out of damages alleged by MGH in the litigation involving MGH, [*]. This release applies and extends to all rights, causes of action, or claims asserted, or which could have been asserted, by QLT as of the Restatement Date, irrespective of the theory of recovery that could have been asserted.
26.4	[*] Obligations
QLT, on behalf of itself and its heirs, successors, assigns, administrators, executors, agents and representatives, hereby expressly releases, remits, acquits and forever discharges Novartis Releasees from any and all Claims which QLT now or may hereafter have against Novartis’ Releasees relating or connected to, or arising out of [*] prior to the Transition Effective Date, [*].

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 27 Term and Termination
27.1	Term
This Agreement shall come into force and effect from the Restatement Date, and shall, unless sooner terminated according to Section 27.3 hereto, remain in full force and effect until December 31, 2019.
27.2	Expiration of Term
Upon the expiration of the term or any renewal thereof (“Expiration Date”), the following will apply, except as otherwise expressly set out in this Agreement:
1. the parties shall be liable for all payment obligations accrued prior to the Expiration Date;
2. the parties shall return to each other within two (2) months of the Expiration Date all tangible Proprietary Information with respect to Products other than the Visudyne Product disclosed to them by the other;
3. except as expressly set forth in Subsection 27.2.6 below, neither party shall have any rights to the intellectual property of the other, including the Novartis Patents, the Novartis [*] Patents, the QLT Patents and the QLT [*] Patents;
4. Novartis shall forthwith pay to QLT royalties on Net Sales of the Visudyne Product, calculated in accordance with this Agreement for all Net Sales made up to the Expiration Date;
5. the parties shall continue to be bound by confidentiality obligations pursuant to Article 24 with respect to tangible Proprietary Information disclosed to them with respect to Visudyne Products by the other for so long as they continue to commercialize Visudyne Products and for five (5) years thereafter;
6. each party will retain their rights to the Visudyne Product in the relevant territory as set forth in Section 8 of this Agreement (i.e. Sections 8.1 and 8.2 shall survive such expiration) on a royalty-free, fully-paid basis, provided that (i) [*] for Third Party Royalties due and payable to [*] and the [*] due to MEEI with respect to Net Sales of the Visudyne Product in the Novartis Territory following such expiration (such [*] not to exceed three and one hundredth of one percent (3.01%) of Net Sales of the Visudyne Product in the Novartis Territory), and (ii) except as set forth in Subsection (i), each party will be responsible for Third Party Royalties due with respect to Net Sales of the Visudyne Product in such party’s territory

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

following expiration of this Agreement, provided for the avoidance of doubt that this shall not include any [*]; and
7. Novartis will comply with the material obligations imposed by the UBC Agreement and MGH Agreement to the extent that they apply to activities conducted by Novartis at such time pursuant to this Agreement after the term of this Agreement.
27.3	Early Termination
27.3.1 Novartis shall have right to terminate this Agreement for convenience as to the Visudyne Product in its entirety or on country-by-country basis by giving to QLT twelve (12) months prior written notice.
27.3.2 This Agreement shall terminate prior to the expiration of the term or any renewal thereof upon the occurrence of any one of the following events: if prior to the Transition Effective Date, either party breaches this Agreement or fails to make any payment to the other party required hereunder when due (either one being an “Event of Default”) and such Event of Default remains unremedied for sixty (60) consecutive days after notice thereof is given to the party in breach or failing to make such payment, and the other party then gives notice in writing of termination, which will be effective upon receipt.
27.3.3 If during the term of this Agreement Novartis, its Affiliates and sublicensees Cease to Commercialize the Visudyne Product in a country in the Novartis Territory, then QLT shall have the right to send a notice to Novartis, in which case the parties shall meet to discuss in good faith a resolution. If Novartis decides that it does not wish to continue to commercialize in such country or if the parties fail to agree on a resolution within thirty (30) days after Novartis receives QLT’s notice, Novartis shall be deemed to have terminated this Agreement with respect to such country under Section 27.3.1, provided that in such case the twelve (12) month notice period set forth in Section 27.3.1 shall not apply.
27.4	General Effect of Early Termination
Termination of this Agreement, in whole or in part, before the expiration of the term or any renewal thereof, shall be without prejudice to the right of any party accrued to the effective date of such termination, without prejudice to the remedies of either party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any rights to indemnification set forth herein and to any other provisions hereof which expressly or necessarily call for performance after such termination. In addition to and without limiting the generality of the foregoing, except as otherwise expressly set out in Section 27.5, upon early termination of the term of this Agreement by either party, Sections 27.4.1 and 27.4.2 shall apply:
27.4.1 the parties shall return to each other within two (2) months of termination all tangible Proprietary Information disclosed to them by the other, except to the extent necessary for a party to exercise its rights after such termination as provided in this Section 27; and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

27.4.2 neither party shall have any rights to the intellectual property of the other, including the Novartis Patents, the Novartis [*] Patents, the QLT Patents and the QLT [*] Patents, except to the extent necessary for a party to exercise its rights after such termination as provided in this Section 27.
27.5	Effect of Termination Due to An Event of Default
27.5.1 If the Agreement is terminated as a result of an Event of Default by either party:
1. if such termination is effective prior to the Transition Effective Date, the parties shall be liable for their respective shares of all Development Expenses incurred up to the effective date of such termination in addition to any other liabilities arising up to the date of such termination;
2. if such termination is effective prior to the Transition Effective Date, the parties shall jointly and forthwith prepare a reconciliation of the sharing of Development Expenses to the date of termination, and, where appropriate, make any Settlement Payment resulting therefrom, except that if Novartis is required to make a Settlement Payment to QLT, it may withhold the amount of such Settlement Payment, if any, that relates to any other payment which QLT has failed to make to Novartis under this Agreement;
3. if such termination is effective prior to the Transition Effective Date, each party’s rights to share in the Net Sales shall cease as of the effective date of termination, but Novartis shall forthwith pay to QLT its share of Net Sales, calculated in accordance with this Agreement for all Net Sales made up to the effective date of termination, except that if such Event of Default was by QLT, Novartis may withhold the amount of any such payment due to QLT that relates to any other payment which QLT has failed to make to Novartis under this Agreement;
4. if such termination is effective prior to the Transition Effective Date, the mandatory licenses granted by each party to the other pursuant to the provisions of Section 25.9 shall be terminated;
5. Novartis’ and QLT’s licenses under Section 8.1 and 8.2 shall survive such termination, subject to the payment obligations set forth in Section 20; and
6. if requested by Novartis, QLT shall continue to manufacture or have manufactured and sell to Novartis the Visudyne Product for a price equal to the price set forth in Section 9.6.3, and the other provisions of Section 9 shall apply, mutatis mutandis.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

27.6	Effect of Termination for Convenience
If the Agreement is terminated by Novartis for convenience with respect to Visudyne Products in accordance with Section 27.3.1, the following shall apply to the Visudyne Product:
1. The parties may continue to exercise the rights and shall perform their obligations under the Agreement up to the effective date of termination, and shall be liable for all costs, expenses and payments for which they are responsible under this Agreement that accrue during the notice period.
2. Novartis’ license under Section 8.2 shall terminate effective as of such termination date as to the country(ies) as to which Novartis has terminated the Agreement, and Section 27.7.1 shall apply to such country(ies).
27.7	Rights to Visudyne Product in the Other’s Territory After Certain Terminations
27.7.1 In the event during the term of this Agreement Novartis terminates or is deemed to have terminated this Agreement or its rights to the Visudyne Product in whole or in part pursuant to Sections 27.3.1 or 27.3.3, as applicable, QLT shall have the exclusive right to develop, make, have made, use, sell, offer for sale and import the Visudyne Product in all such terminated countries, [*]. If QLT elects to obtain such rights to the Visudyne Product in such country, the country or countries as to which such termination applies shall be deemed to be included in the QLT Territory for purposes of the licenses set forth in Section 8, except that QLT shall thereafter pay Novartis a royalty on Net Sales of the Visudyne Product in such country or countries [*], calculated mutatis mutandis pursuant to Article 20 as if such sales were by Novartis, its Affiliates or sublicensees in such country.
27.7.2 In the event during the term of this Agreement QLT, its Affiliates and sublicensees, Cease to Commercialize Visudyne Products in the QLT Territory pursuant to Section 10.11.10, Novartis shall have the right to send a notice to QLT, in which case the parties shall meet to discuss in good faith a resolution. If QLT decides that it does not wish to continue to commercialize in the QLT Territory the Visudyne Product, or if the parties fail to agree on a resolution within thirty (30) days after QLT receives Novartis’ notice, QLT shall be deemed to have terminated this Agreement with respect to its rights to the Visudyne Product in the QLT Territory. Thereafter, Novartis shall have the exclusive right to develop, make, have made, use, sell, offer for sale and import the Visudyne Product in the QLT Territory (subject to QLT’s rights under Article 9 and the MSA) [*]. If Novartis elects to obtain such rights to the Visudyne Product in the QLT Territory, the QLT Territory shall be deemed to be included in the Novartis Territory for purposes of the licenses set forth in Section 8, [*].
Section 28 Rights in Bankruptcy
28.1 All licenses granted under or pursuant to this Agreement, are, and will otherwise be deemed to be, for the purposes of Section 365(n) of the US Bankruptcy Code (the “Code”) and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any similar laws in the Territory, license of rights to “intellectual property” as defined under Section 101 of the Code. The parties agree that each party will retain and may fully exercise all or its protections, rights and elections under the Code and any similar laws in any other country in each party’s Territory, and nothing in this Agreement is intended to nullify, supercede or derogate from any protections available to either party under any applicable bankruptcy or insolvency law, including Section 365(n) of the Code and any similar laws in any other country in each party’s Territory. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against one party under the Code and any similar laws in any other country in either party’s Territory, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless such party (or its bankruptcy estate) elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following rejection of the Agreement by or on behalf of such party upon written request therefore by the other party.
28.2 All rights, powers and remedies of the parties provided for in this Section 28 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country in each party’s Territory). In the event of the bankruptcy of one party, the other party, in addition to the rights, power and remedies expressly provided herein shall be entitled to exercise all such other rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code). The parties agree that they intend the following rights to extend to the maximum extent permitted by law (including, without limitation, for the purposes of the Code: (i) the right of access to any intellectual property (including embodiments thereof) of the other party, or any Third Party, to the extent a party is able to provide such rights at such time, with whom such party contracts to perform and obligation of such party under this Agreement which is necessary for the development, registration, manufacture and/or commercialization of the Visudyne Product in the Novartis Territory; (ii) the right to contract directly with any Third Part described in (i) to complete the contracted work and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to a party under this Agreement).
Section 29 General
29.1	Amendment
No modification, supplement or amendment to this Agreement shall be binding unless executed in writing by both parties.
29.2	Arbitration
Except for applications for injunctions for the protection of Proprietary Information, in any claim pertaining to a controversy, dispute or matter arising out of or relating to this Agreement (including any matter that may be referred to arbitration for a determination hereunder), the party

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

asserting such claim shall first inform the other parties, in writing, of the specific nature of the controversy, dispute or matter, the pertinent provisions of this Agreement, and its proposed resolution. The parties shall attempt to resolve the claim through good faith negotiations for a period of thirty (30) days, unless the asserting party is suffering irreparable harm, in which case appropriate further action may be taken immediately. If such efforts are not successful, the claim shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators knowledgeable as to the subject matter of the claim, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators shall have the right to order discovery as they deem appropriate, and to order injunctive relief and the payment of attorney’s fees, costs, and other damages herein excluding punitive damages. Any arbitration conducted hereunder shall take place in New York.
29.3	Assignment
29.3.1 Except as herein provided (including without limitation in Section 8.1), QLT may not assign, transfer, subcontract or sublicense in whole or in part any of its rights or obligations hereunder without the written consent of Novartis, such consent not to be unreasonably withheld; provided however, that, without Novartis’ prior consent, QLT may assign its rights and obligations hereunder to an Affiliate, or to a Third Party that is the successor to the whole of its business in PDT or with respect to the Visudyne Product, provided that QLT shall not be relieved of its obligations hereunder. Novartis may assign or transfer, in whole or in part of any of its rights or obligations hereunder to an Affiliate or to a Third Party that succeeds to the whole of its business with respect to the Visudyne Product, provided that Novartis shall not be relieved of its obligations hereunder without the written consent of QLT.
29.3.2 To the extent any assignment in whole, but not in part, by Novartis of its rights or obligations hereunder to a person or entity outside Switzerland (the “Entire Assignment”) would result in adverse withholding tax consequences to QLT, Novartis shall pay QLT a Gross-Up Amount at the time such withholding is made. For purposes of this Section 29.3, “Gross-Up Amount” shall mean such additional amounts sufficient to put QLT in the position it would have occupied but for such transfer or exercise of such rights or obligations, limited to the amount of withholding pursuant to the applicable reduced withholding tax rate provided for in the applicable income tax treaty, if any, between Canada and the jurisdiction of the party exercising Novartis’ rights or subject to Novartis’ obligations, provided that the benefits of such treaty are available. Notwithstanding the foregoing, (i) QLT shall refund to Novartis the amount by which the withholding tax giving rise to the Gross-Up Amount was a Creditable Amount (as defined below) in the tax year in which the relevant royalty or other payment is included in QLT’s income for tax purposes; (ii) in furtherance of clause (i), after the filing of QLT’s Canadian corporate tax return for the tax year in which the relevant royalty or other payment is included in QLT’s income for Canadian corporate tax purposes, an officer of QLT shall deliver to Novartis a written certification representing to Novartis whether and to what extent the taxes withheld from such royalties or other payments to QLT hereunder in such tax year were utilizable by QLT as a credit against Canadian corporate taxes paid or payable by QLT for such tax year and the extent to which they were not so utilizable (the “Creditable Amount” and the “Uncreditable

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amount”, respectively), together with supporting information reasonably necessary to permit the confirmation thereof; and (iii) if QLT (or any assignee of QLT) is not, or has ceased to be, resident for tax purposes in Canada, and no withholding would have been required were QLT (or such assignee) resident for tax purposes in Canada, then no Gross-Up Amount shall be required to be paid.
29.3.3 To the extent (a) any subcontract or sublicense in whole or in part or any other transfer (other than an Entire Assignment) by Novartis (or any of its Affiliates) of any of its rights or obligations hereunder to a person or entity outside Switzerland, or (b) the exercise of the license pursuant to Section 8.2.1 or 8.2.2 by any Affiliate of Novartis, would result in adverse withholding tax consequences to QLT, Novartis shall pay QLT a Gross-Up Amount at the time such withholding is made; provided, however, that if QLT (or any assignee of QLT) is not, or has ceased to be, resident for tax purposes in Canada, and no withholding would have been required were QLT (or such assignee) resident for tax purposes in Canada, then no Gross-Up Amount shall be required to be paid.
29.3.4 Notice of any assignment shall be given by the party making the assignment to the other party within thirty (30) days of the date thereof. Any attempted assignment contrary to the provisions of this Section 29.3 shall be void.
29.4	Counterparts; Facsimile
This Agreement may be executed by the parties in any number of counterparts with the same effect as if both parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement shall be for all purposes as effective as if the parties had delivered an executed original Agreement.
29.5	Drafting
Each party to this Agreement has cooperated in the drafting and preparation of this Agreement. Thus, in any construction to be made of this Agreement, the same shall not be construed against any party.
29.6	Entire Agreement
This Agreement, including all Exhibits and Schedules hereto, represents the entire agreement and understanding between the parties and supersedes all previous representations, warranties, dealings, negotiations and discussions, agreements, understandings and expectations of the parties, whether oral or written, regarding the subject matter hereof, and there are no other representations, warranties, understandings, conditions, agreements, or expectations between the parties regarding the subject matter hereof except as set out herein.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

29.7	Enurement
This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
29.8	Force Majeure
The obligations of each party hereto shall be suspended during such time and to the extent that fulfilment of any such obligation shall be prevented or delayed by circumstances beyond the control of the party affected thereby which that party could not have avoided by the exercise of reasonable diligence. The party so affected shall: (a) notify the other party promptly of the occurrence or likely occurrence of such circumstances, and the likely period during which the performance of its obligations hereunder will be prevented or delayed thereby; and (b) resume performance of its obligations as soon as practicable. If such reasons for delay or default continuously exist for six (6) months, this Agreement may be terminated upon thirty (30) days notice by either party.
29.9	Headings
The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for general information and reference only, and this Agreement shall not be construed by reference to such headings.
29.10	Law; Courts
This Agreement shall be construed, and the rights of the parties determined, in accordance with the laws of the State of New York of the United States. The venue of any legal proceedings to resolve any dispute between the parties shall be Zurich if QLT is the plaintiff and Vancouver if Novartis is the plaintiff.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

29.11	Non-Competition
Subject to Section 13, while this Agreement is in effect, neither Novartis or those Affiliates of Novartis listed in Schedule 29.11 (collectively “Novartis Affiliates”) nor QLT or its Affiliates will, within the Territory, either directly or indirectly, sell or assist any other person to sell the Visudyne Products in the Field, except as expressly permitted under this Agreement. For greater certainty, but not so as to limit the generality of the foregoing, neither Novartis or the Novartis Affiliates nor QLT or its Affiliates will knowingly assist any individual, corporation, trust, group, or other entity or association that carries on any of such restricted activities above in conducting such activities, whether as a shareholder, lender or otherwise, or through a chain of individuals, corporations, trusts, entities, or associations.
29.12	Notice
Unless otherwise specified herein, any notice or other communication required or permitted to be given under this Agreement may be delivered personally or be sent by prepaid registered post addressed to the party addressed as follows:

If to QLT:	If to Novartis:

QLT Inc.	Novartis Pharma AG
887 Great Northern Way, Suite 101	Postfach
Vancouver, British Columbia, Canada	CH-4002 Basel
V5T 4T5	Switzerland

Attention: President and Chief Executive Officer	Attention: Head, Business Development and Licensing

with a copy to:

QLT Inc.	Novartis Pharma AG
887 Great Northern Way, Suite 101	Lichtstrasse 35
Vancouver, British Columbia, Canada	Basel, Ch-4002
V5T 4T5
Attention: General Counsel, Legal Department
Attention: Chief Legal Officer

And

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Alan Mendelson, Esq.
and any such notice or other communication shall be deemed to have been given to the party to whom it was addressed and received by that party on delivery, if delivered personally, and on the

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

third business day following the mailing thereof, if mailed. Either party may change the address to which notice is to be given as provided herein.
29.13	Publicity
Neither party shall make any public announcement concerning this Agreement or referring to a party without the prior written approval by the other party with regard to the form, content and precise timing of such announcement, except as may be required by either party with respect to compliance with any Applicable Law. Such consent shall not be unreasonably withheld or delayed by the other party. Prior to any public announcement concerning this Agreement or referring to a party, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time (a minimum of 5 days where reasonably possible) to enable the other party to consider and comment thereon. If the parties are unable to agree on the form or content of any such required disclosure, and such disclosure is required by Applicable Law, such disclosure shall be limited to the minimum required as determined by the disclosing party in consultation with its legal counsel.
29.14	Publications
While it is understood that both Novartis and QLT shall be free to publish the results of their respective studies carried out under this Agreement, until the Transition Effective Date, both QLT and Novartis agree to provide the other the opportunity to review any proposed abstracts, posters and other material or information to be published or presented at a scientific meeting, and any manuscripts at least thirty (30) days prior to their intended presentation or submission for publication and, at either party’s request, shall delay presentation or submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter referred to therein. The reviewing party shall carry out its review with reasonable promptness and approval for publication shall not be unreasonably withheld. QLT and Novartis will delay or refrain from publication if either party can demonstrate this to be contrary to its commercial interests or damaging to the project contemplated by this Agreement. Upon and after the Transition Effective Date, each party shall continue to be free to publish the results of their respective studies carried out under this Agreement, however both QLT and Novartis agree to provide the other with prior notification of such results within fifteen (15) days of being accepted to be presented or accepted for publication.
29.15	Severability
If any one or more provisions of this Agreement is invalid, illegal or found to be unenforceable (by a court from which there is no appeal, or no appeal is taken in any jurisdiction) for any reason whatsoever, the validity, legality or enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction, and the unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of the Agreement, and the unenforceable, illegal or invalid provision or provisions shall be severable from the remainder of this Agreement, provided that this severance does not alter the basic structure of this Agreement. In such event, the parties shall renegotiate this Agreement in good faith, but should such negotiations not result in a new agreement within ninety (90) days of the

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

initiation of such negotiations, then this Agreement may be terminated by either party by thirty (30) days written notice to the other party.
29.16	Sharing of Information
Until the Transition Effective Date, each party will make available and disclose to each other all information known by either party concerning the Field as of the Effective Date and at any time thereafter through the JCC. All discoveries or inventions made by either party in the Field will be promptly disclosed to the other. The parties, through the Project Teams, will exchange verbal or written reports not less often than once per Calendar Quarter presenting a meaningful summary of their respective Work done under this Agreement. Each party will make regular presentations to the other of its Work through the JCC, and additionally as reasonably requested by the other party, and will communicate informally and through the JCC to inform the other party of Work done under this Agreement. Each party will use its best reasonable efforts not to communicate information to the other which has no application to the Field. Each party will provide the other with raw data in original form or a photocopy thereof for any and all Work carried out in the course of the Development as reasonably requested by the other Party. This Section 29.16 shall not apply upon and after the Transition Effective Date.
29.17	Survival
The provisions of Sections 1 (Definitions), 8.1 (Licenses to QLT), to the extent provided in Section 27, 8.2 (Licenses to Novartis), to the extent provided in Section 27, 9 (to the extent applicable under Section 27), 10.11.9 (Website), 11 (Regulatory Approvals, to the extent the parties retain rights to commercialize the Visudyne Product after the term), 12.4 (Trademarks for Product after the Transition Effective Date, to the extent relevant to the parties’ activities after the Transition Effective Date), 15.6 (Development Expenses after the Transition Effective Date, to the extent necessary to effect any applicable reconciliation), 16.1 (Payments under the Funding Formula, to the extent necessary to resolve cost sharing prior to the termination), 17 (Settlement Payments, to the extent necessary to effect settlements of payments during the term), 18 (Proceeds from Net Sales, to the extent necessary to effect the sharing of net Sales during the term), 19 (Calculation of Net Proceeds, to the extent necessary to effect the sharing of risks and benefits prior to the termination as provided therein), 20 (Royalty Payments after the Transition Effective Date, to the extent necessary to effect payments for activities conducted during the term or, to the extent provided in Section 27, thereafter), 21.5 (Books of Account and Records, subject to Section 21.6), 23 (Limitations on Liability and Indemnity), 24 (Proprietary Information, for so long as provided therein, subject to extension pursuant to Section 27), 25 (Proprietary Rights), 26 (Releases), 27 (Term and Termination), 28 (Rights in Bankruptcy) and 29 (General), shall survive any expiry or earlier termination of this Agreement.
29.18	Waiver
A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each copy being deemed an original effective as of the Effective Date.

QLT Inc.

By:	/s/ Robert L. Butchofsky

	Name:	Robert L. Butchofsky
	Title:	President and Chief Executive Officer

Novartis Pharma AG

By:	/s/ Sarah Clements

	Name:	Sarah Clements
	Title:	Senior Legal Counsel

By:	/s/ Knut Sturmhoefel

	Name:	Knut Sturmhoefel
	Title:	Head Alliance Management BF NSO

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

VERTEPORFIN
The finished drug product is a lyophilized dark green cake. Verteporfin is a 1:1 mixture of two regioisomers (I and II), represented by the following structures:
The chemical names for the verteporfin regioisomers are:
9-methyl (I) and 13-methyl (II) trans-(+)-18-ethenyl-4,4a-dihydro-3,4-bis(methoxycarbonyl)-4a,8,14,19-tetramethyl-23H, 25H-benzo[b]porphine-9,13-dipropanoate
The molecular formula is C41H42N4O8 with a molecular weight of approximately 718.8.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.29: Joint Patents
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.42: Novartis [*] Patents
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.44: Novartis Patents
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.64: QLT Patents
[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.81 Visudyne Trademark
US trademark registration nr. 2498651 VISUDYNE

Filing date: June 30, 1998	Filing nr. 76/507102

Registration date: October 16, 2001	Registration nr. 2498651

Next renewal date: October 16, 2001

Registered Owner: Novartis AG, 4002 Basel, Switzerland

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.4: JCC Authorities and Rules of Procedure
1	Attendance
Every appointee of the Joint Coordinating Committee is entitled to receive notice of and to attend and be heard at every meeting of the JCC, and, subject to Section 11 of this Schedule, to vote thereat.
2	Quorum
A quorum of the JCC shall consist of four appointees of whom two are appointed by each party, neither of whom is disqualified pursuant to Section 11 of this Schedule.
3	Regular Meetings
The JCC shall meet regularly and not less than four times each year at a location as the JCC may from time to time determine.
4	Special Meetings
In addition to regular meetings, the JCC shall meet as circumstances may require at the call of the Chairperson of the JCC. Any appointee of the JCC may also requisition a meeting of the JCC by requiring the Secretary to call the same. Special meetings shall be held at a location determined by consensus of the JCC (whether formally or informally obtained), or, failing such consensus, at the location of the previous meeting of the JCC. The JCC may at any special meeting dispense with the holding of the next ensuing regular meeting.
5	Notice
The Secretary shall furnish each appointee with at least forty-eight hours’ notice of each special meeting of the JCC. Notices shall be in writing and shall set forth those matters which the Chairperson of the JCC instructs or the requisitioning appointees instruct the Secretary are expected or desired to be dealt with at the meeting to which they relate. Notices shall be either delivered personally or transmitted by facsimile transmission addressed to each appointee at the facsimile number given by the appointee to the Secretary. Notice of an adjourned meeting of the JCC is not required to be given if the time and place thereof is announced at the original meeting. Notice of any meeting of the JCC may at any time be waived by any appointee.
6	Meetings by Communications Facilities
A meeting of the JCC may be held where one or more of all appointees participate by means of such communications facilities as permit all persons participating in the meeting to hear each other, and any appointee so participating shall be deemed to have been present at that meeting.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7	Consent Resolutions
A resolution consented to in writing by all such appointees of the Joint Coordinating Committee signing the resolution or a counterpart thereof or indicating each appointee’s consent by facsimile transmission or other means of delivering a written message, will have the same force and effect as a motion passed unanimously at a meeting of the JCC duly called and constituted, held on the date specified in the resolution or, if no date is so specified, on the date of consent by the last appointee.
8	Procedure
Subject to Section 10 of this Schedule, all matters to be dealt with by the JCC shall be decided by resolution of a duly constituted meeting of the JCC only. The Chairperson of any meeting shall determine any question of procedure, order, or privilege arising at such meeting as the Chairperson may see fit, but in so deciding the Chairperson shall conform to generally accepted rules of order.
9	Outsiders
No persons other than appointees of the JCC shall be entitled to be admitted to any meeting of the JCC without the unanimous consent of the meeting.
10	Special Committees
In addition to the JCC’s rights to constitute Project Teams as set out in the Agreement, the JCC may from time to time create one or more sub-committees to consider and make recommendations to the JCC on such matters as the JCC may specify.
11	Interests of Appointees
An appointee who is party to any contract or proposed contract with the Alliance or has a material interest in any person, firm or corporation that is a party to any contract or proposed contract with the Alliance shall forthwith on becoming so interested disclose in writing to the JCC or request to have entered in the minutes of the meetings of the JCC the nature and extent of the appointee’s interest, and shall refrain from any discussion or voting thereon; provided, however, that this section shall not apply to any interest that may arise solely through the fact that an appointee is a director, officer or shareholder of a party that appointed the appointee to the JCC or any Affiliate thereof.
12	Powers and Duties of Appointees
12.1 All appointees shall sign such contracts, documents or instruments in writing as require their respective signatures and shall respectively have and perform all powers and duties incident to their respective offices and such other powers and duties respectively as may from time to time be assigned to them by the JCC.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2 Contracts, documents or instruments in writing requiring the signature of the Alliance may be signed on behalf of the Alliance by:
(i)	the Chairperson and the Vice-Chairperson of the JCC; or
(iii)	any two appointees of the JCC, of whom one is appointed by QLT and one by Novartis;
and all contracts, documents and instruments in writing so signed shall be binding upon the parties to the Alliance without any further authorization or formality. In addition, the JCC may by resolution appoint any appointee or other person or persons on behalf of the Alliance either to sign any class of contracts, documents or instruments in writing or to sign a specific contract, document or instrument in writing.
13	Financial Year
The financial year of the Alliance shall terminate on the 31st day of December in each calendar year.
14	PDT Product Development, Manufacturing and Distribution Agreement
In the event of any inconsistency between this Schedule and the Alliance Agreement to which it is appended, the PDT Product Development, Manufacturing and Distribution Agreement shall prevail.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 10.1: Novartis Distributorship Countries as at the Effective Date

COUNTRY	DISTRIBUTOR

Europe

AUSTRIA	Gebro Broschek GmbH
BENELUX	CIBA Vision
CYPRUS	Vamavas Hadopanayis Ltd.
DENMARK	CIBA Vision
FINLAND	Leiras OY
FRANCE	CIBA Vision
GERMANY	CIBA Vision
GREECE	Savvas Th. Theodorides
ICELAND	Stefan Thoranensen Ltd.
IRELAND	United Drug _LC
ITALY	CIBA Vision
LUXEMBOURG	Prophac Zim_eld & Cie.
MALTA	Class Company Ltd.
NETHERLANDS	CIBA Vision
NORWAY	CIBA Vision
PORTUGAL	CIBA Vision
NORWAY	CIBA Vision
SWEDEN	Leiras OY
SWITZERLAND	CIBA Vision
SPAIN	CIBA Vision
TURKEY	CIBA Vision
UNITED KINGDOM	CIBA Vision

N. America

USA	CIBA Vision
CANADA	CIBA Vision

S. America

ARGENTINA	CIBA Vision
BOLIVIA	Schmidts Pharma S.R.L.
CHILE	Ciba Geigy Ltda.
COLUMBIA	Ciba Geigy S.A.
DOM REPUBLIC	Ocus C. por. A. Carretera de Herrera
ECUADOR	Giby Geigy S.A.
EL SALVADOR	Grimaldi S.A. de C.V.
GUATEMALA	Farmacia y D_ogueria Washington
HONDURAS	Corporation Parmaceutica S. De R.L. de C.V.
JAMAICA	Cari Med Ltd.
MEXICO	Ciba Geigy
PANAMA	Medimex S.A.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COUNTRY	DISTRIBUTOR

PARAGUAY	Comfar S.R._
PERU	Distribuidora Albis S.A.
TRINIDAD	Agostini’s Ltd.
URUGUAY	Ciba Geigy
VENEZUELA	Ciba Geigy

Eastern Europe

BULGARIA	Ciba Geigy A/G
CZECH REPUBLIC	Gehe Pharm _____ r.o.
HUNGRY	Ciba Geigy, Hungaropharma, Medimpex, Pharmafrontara
POLAND	Pharm Supply Ltd., Orfe Sp.z.o.o.
ROMANIA	Optimed SR_
SLOVAC REPUBLIC	Martimex Komplet Corp.
SLOWENIA	Irman D.O.O.

Middle East

EGYPT	Orchidia Promotion
BAHRAIN	Awal Pharmacy
IRAQ	Gen. Establ. Marketing of Drgs + Med. Appl
ISRAEL	M. Jabosohn Ltd.
JORDAN	Nabih Nabuls Drugstores
KUWAIT	Ali Abduwa_ab, Sons & Co.
LEBANON	Mersaco S.A. _____
LIBYA	Medical Supply Organization
OMAN	Ibn Sina Pharma L.L.C.
PAKISTAN	Haroon Brothers
QUATAR	Ebn Sina Medical Est.
SAUDI ARABIA	Saphad
U.A.E.	Alphamed General Trading
YEMEN (North)	Albikma Corporation

Africa

ANGOLA	Ciba Geigy Co. Ltd.
KENYA	Kenya Swiss Chemical Co. Ltd.
MADAGASCAR	Lab. Ofafa S.A.
MOZAMBIQUE	Ciba Geigy Co. Ltd.
NIGERIA	Swiss Nigerian Chemical Co. Ltd.
SOUTH AFRICA	CIBA Vision
SUDAN	Pharma Trading Co.
ZAIRE	Societe Zairo Suisse de Produits Chimiques

Far East

BANGLADESH	Ciba Geigy Ltd.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COUNTRY	DISTRIBUTOR

CHINA	CIBA Vision
CHINA	Zuellig & Woo Co. Ltd.
HONG KONG	Zuellig Pharma Ltd.
INDONESIA	Ciba Geigy _____
JAPAN	CIBA Vision
KOREA (South)	Hanbul Pharma Co. Ltd., Searle Ciba Geigy
MALAYSIA	Zuellig Pharma Sdn. Bhd.
NYAMAR, LAOS, CAMBODIA	Ciba Geigy Ltd.
PHILIPPINES	Zuellig Pharma Corporation, Ciba Ceigy Ltd.
SINGAPORE	Zuellig Pharma etc. Ltd.
SRI LANKA, MALDIVES	CIBA
TAIWAN	CIBA Vision
THAILAND	CIBA Vision
THAILAND	Zuellig Pharma Ltd.
VIETNAM	Ciba Geigy

Australia & New Zealand

AUSTRALIA	CIBA Vision
NEW ZEALAND	CIBA Vision

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 11.1.1: Novartis Basic International Registration Documentation
Part I: Summary of the Dossier
IA	Marketing Authorization particulars (including proof of payment, documents on manufacturers’ authorizations & samples)
IB1:	Summary of Product Characteristics (SPC)

IB2:	Proposals for Packaging, Labelling & Package Insert

IB3:	SPCs already approved in the Member States
IC	Expert Reports on chemical, pharmaceutical and clinical documentation
Part II: Chemical, Pharmaceutical and Biological Documentation
II	Table of Contents

IIA	Composition

IIB	Method of Preparation

IIC	Control of Starting Materials

IID	Control Tests on Intermediate Products

IIE	Control Tests on the Finished Medicinal Product

IIF	Stability

IIG	Bioavailability/bioequivalence

IIQ	ther Information
Part III: Pharmaco-Toxicological Documentation
III	Table of Contents

IIIA	Single dose toxicity/Repeated dose toxicity

IIIB	Reproductive function

IIIC	Embryo-foetal and perinatal toxicity

IIID	Mutagenic potential

IIIE	Carcinogenic potential

IIIF	Pharmacodynamics

IIIG	Pharmacokinetics

IIIH	Local tolerance (toxicity)

IIIQ	Other Information
Part IV: Clinical Documentation
IV	Table of Contents

IVA	Clinical Pharmacology

IVB	Clinical experience

IVQ	Other Information

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 29.11: Novartis Affiliates
Novartis Companies
Europe
BENELUX
DENMARK
FRANCE
GERMANY
ITALY
NETHERLANDS
NORWAY
PORTUGAL
SWEDEN
SWITZERLAND
SPAIN
TURKEY
UNITED KINGDOM
N. America
USA
CANADA
Australia and New Zealand
Australia
New Zealand
Far East
CHINA
JAPAN
TAIWAN
THAILAND
S. America
ARGENTINA
Africa
SOUTH AFRICA

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.